As filed with the Securities and Exchange Commission on December 26, 2023

Part II - Information Required in Offering Circular

Preliminary Offering Circular dated December 26, 2023

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Energea Portfolio 3 Africa LLC
Up to $50,000,000 in Class A Investor Shares

December 26, 2023

This Offering Circular Follows the Form 1-A Disclosure Format

Energea Portfolio 3 Africa LLC (the "Company", "us", "we", "our" and similar terms) is a limited liability company organized under the laws of Delaware to invest in the acquisition, development, and operation of community solar energy projects in Africa (each a "Project"). The Company's day-to-day operations are managed by Energea Global LLC (the "Manager"). The Company is offering (the "Offering") up to $50.0 million in limited liability company interests designated as "Class A Investor Shares", which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million of our Class A Investor Shares pursuant to Regulation A ("Regulation A") of the Securities Act of 1933, as amended (the "Securities Act"). A prior offering qualified on August 2, 2021 sold 2,253,875 Class A Investor Shares and raised approximately $2,577,293.75 in capital (the "Prior Offering"). The price of a Class A Investor Shares is $1.23 per Class A Investor Share, and the minimum initial investment is $100.

We are selling Class A Investor Shares directly to the public through our Manager's website, www.energea.com, (the "Platform"). Neither the Company nor any affiliated entity involved in the offer and sale of the Class A Investor Shares being offered hereby is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA"), and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of our Class A Investor Shares. Investors will not pay upfront selling commissions or broker fees in connection with the purchase of Class A Investor Shares. We will reimburse our Manager for certain expenses incurred on our behalf, and pay our Manager certain fees, as described further under "Compensation of Directors and Executive Officers".

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer	Proceeds to Others
Each Class A Investor Share:	$1.23	-	$1.23	-
Total	$50,000,000	-	$50,000,000	-

This is a "best efforts" offering. The Offering will continue as soon as our offering statement is "qualified" by the SEC and will end on the date we raise the maximum amount being offered, unless earlier terminated by the Company.

The purchase of these securities involves a high degree of risk. Before investing, you should read this entire offering circular and exhibits hereto, including "Risk Factors" beginning on page 3.

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS JUDGEMENT UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITING MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV FOR MORE INFORMATION, SEE "LIMIT ON AMOUNT A NON-ACCREDITED INVESTOR CAN INVEST".

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Page i

Page ii

Caution Regarding Forward-Looking Statements

We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words "outlook," "believe," "estimate," "potential," "projected," "expect," "anticipate," "intend," "plan," "seek," "may," "could" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance, or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.

The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

·	our ability to effectively deploy the proceeds raised in our Offering;

·	ability to attract and retain members to the Platform;

·	risks associated with breaches of our data security;

·
public health crises, pandemics and epidemics, such as those caused by new strains of viruses such as H5N1 (avian flu), severe acute respiratory syndrome (SARS) and, most recently, the novel coronavirus (COVID-19);

·	climate change and natural disasters that could adversely affect our Projects and our business;

·	changes in economic conditions generally and the renewable energy and securities markets specifically;

·	limited ability to dispose of assets because of the relative illiquidity of renewable energy Projects;

·	our failure to obtain necessary outside financing;

·	risks associated with derivatives or hedging activity;

·	intense competition in African renewable energy markets that may limit our ability to attract or retain energy offtakers;

·	defaults under Supporting Contracts (see "Summary of Supporting Contracts");

·	increased interest rates and operating costs;

·	the risk associated with potential breach or expiration of a ground lease, if any;

·	our failure to successfully construct, interconnect, operate or maintain the Projects;

·	exposure to liability relating to environmental and health and safety matters;

·	the failure of Projects to yield anticipated results;

·	our level of debt and the terms and limitations imposed on us by our debt agreements;

·	our ability to retain our executive officers and other key personnel of our Manager;

·	the ability of our Manager to source, originate and service our loans;

·	the ability for our engineering, procurement and construction contractors and equipment manufacturers to honor their contracts including warranties and guarantees;

·
regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of corporations and SEC guidance related to Regulation A, or the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"));

·
changes in business conditions and the market value of our Projects, including changes in renewable energy policy, interest rates, prepayment risk, operator or borrower defaults or bankruptcy, and generally the increased risk of loss if our investments fail to perform as expected;

·	our ability to implement effective conflicts of interest policies and procedures among the various renewable energy investment opportunities sponsored by our Manager;

·
our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act of 1940, as amended, and other laws; and

·	changes to U.S. generally accepted accounting principles ("U.S. GAAP").

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether because of new information, future events, changed circumstances or any other reason. Considering the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the those named above and those named under "Risks of Investing" herein, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

Summary and Risk Factors

Executive Summary

Our Business

Energea Portfolio 3 Africa LLC (the "Company") is a limited liability company organized under the laws of Delaware. The Company has elected to be treated as a corporation for tax purposes. The Company's day-to-day operations are managed by Energea Global LLC ("Manager").

The Company was created to invest in the acquisition, development, and operations of solar energy projects in various countries in Africa, but mainly in South Africa (each a "Project"). The Projects will sell power and, in some cases, environmental commodities, to offtakers who purchase the power or the environmental commodities under long term contracts (we collectively refer to offtakers of electricity and environmental commodities as "Customers").

Projects will be owned by a special-purpose entity (the "Holdco"). Holdco is organized as a South African limited liability company, the South African equivalent of a U.S. limited liability company. Holdco is a wholly owned subsidiary of the Company.

The Offering

The Company is offering up to $50 million of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75 million of our Class A Investor Shares pursuant to Regulation A. The proceeds of our Offering will be used to develop and construct Projects currently owned by the Company and other Projects which the Company might acquire in the future. The Prior Offering raised $2,577,293.75 and issued a total of 2,253,875 shares pursuant to a previous Regulation A offering that was initially qualified by the SEC on August 2, 2021.

Company Operations and Other Matters

Cash flow from Projects can be generated in three ways: (i) payments from Customers under Solar Leases, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages (i.e. delay penalties) from contractors under Construction Agreements as further described in "Summary of Supporting Contracts" and "Distributions". Cash flow will first be used to pay operating costs and expenses (see "Our Operating Costs and Expenses"). The remaining cash flow, if any, is distributed to the owners of our Class A Investor Shares ("Investors") who will have the right to receive:

·	A 7% per year preferred return; plus

·	70% of any additional cash flow.

The Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest" (see "Compensation to Directors and Executive Officers" and "Calculating Distributions").)

CAUTION: ALTHOUGH THE CASH FLOW FROM OUR PROJECTS WILL LARGELY BE ESTABLISHED BY CONTRACT IN ADVANCE, THERE IS NO GUARANTEE THAT OUR PROJECTS WILL GENERATE ANY POSITIVE CASH FLOW.

Investors in the Class A Investor Shares will have no voting rights.

Risk Factors

BUYING CLASS A INVESTOR SHARES IS SPECULATIVE AND INVOLVES SIGNIFICANT RISK, INCLUDING THE RISK THAT INVESTORS COULD LOSE SOME OR ALL OF THEIR MONEY. THIS SECTION DESCRIBES SOME OF THE MOST SIGNIFICANT FACTORS THAT THE COMPANY BELIEVES MAKE AN INVESTMENT IN THE CLASS A INVESTOR SHARES RISKY. THE ORDER IN WHICH THESE FACTORS ARE DISCUSSED IS NOT INTENDED TO SUGGEST THAT SOME FACTORS ARE MORE IMPORTANT THAN OTHERS. You should carefully consider the following risk factors in conjunction with the other information contained in this offering circular before purchasing the CLASS A INVESTOR SHARES.

Risks Associated with Renewable Energy Projects: The market for renewable energy is changing rapidly. If renewable technology proves unsuitable for widespread commercial deployment or if demand for renewable energy products, especially solar energy products, fails to develop sufficiently, our Projects might not be able to generate enough revenues to achieve and sustain profitability. The factors influencing the widespread adoption of renewable energy technology include but are not limited to: cost-effectiveness of renewable energy technologies as compared with conventional technologies; performance and reliability of renewable energy products as compared with conventional energy products; and the success of other enabling technologies such as battery storage and Distributed Energy Resource Management Systems ("DERMS").

Fluctuations in Income: Solar Leases typically provide for fluctuations in rent based on changes in energy prices and/or changes in consumer prices. Thus, it is possible that our income from Projects could decrease.

Distributions to Investors: Whether to distribute operating cash flow or capital proceeds, and how much to distribute, is at the sole discretion of the Manager. No returns are guaranteed, and investors will receive distributions only if the Company generates distributable cash flow from the Projects.

Competition: There are other investors actively pursuing solar projects in Africa and we expect the number of competitors to increase as the market grows. Some of our competitors could be larger and enjoy a lower cost of capital. Aggressive pricing by competitors or the entrance of new competitors could reduce the Company's ability to find high-quality Projects.

Our Customers Might Default: The Company will have a variety of Customers, including businesses and schools. Some Customers could default. A default would hurt the Project in question financially, reducing the anticipated returns.

We Might Own Only a Small Number of Projects: If the Company is successful in raising the maximum offering amount of $50.0 million in this Offering, the Company would likely acquire or invest in between 50 and 100 Projects. If the Company raises significantly less than the maximum offering amount, it may not be able to invest in as many Projects. If the Company owns only a small number of Projects, Investors will be exposed to greater concentration risk.

Possible Changes in Governmental Policies: The Projects depend on South Africa energy policy. These policies could expire, phase-out over time, require renewal by the applicable authority, or become a victim of political pressure. The South African government has instituted several changes to their policy over the past several years. Some of those changes have positively affected our business while others have had a negative impact. The new policies could disfavor solar projects in general and our Projects in particular.

Delays in Connecting to Power Grid: The Projects must be physically connected to the power grid, a process that involves sophisticated engineering and government regulation. Delays are not uncommon. For example, the utility involved might be required to perform physical upgrades to allow for the safe and consistent generation, distribution, and/or transmission of electricity from a Project to the grid. Delays in the performance of the interconnecting utility's obligations to make such grid upgrades can negatively impact the financial performance of the Projects.

Operational Risks: The Projects are subject to operating and technical risks, including risk of mechanical breakdown, failure to perform according to design specifications, labor and other work interruptions and other unanticipated events that adversely affect operations. The success of each Project, once built, depends in part upon efficient operations and maintenance.

Load Shedding: South Africa has faced significant challenges with load shedding, a practice where the national electricity utility, Eskom, deliberately interrupts the power supply to prevent the grid from overloading. Load shedding has been a recurrent issue due to various factors, including aging power infrastructure, maintenance issues, financial troubles within Eskom (the largest utility in South Africa), and insufficient generation capacity. These factors have led to scheduled power outages that have not only disrupted daily life for millions of South Africans but have also had adverse effects on the country's economy and the Projects.

Load shedding has had far-reaching consequences, impacting both households and businesses. Frequent power cuts have disrupted productivity, leading to financial losses for businesses, especially in sectors heavily reliant on continuous electricity supply, such as manufacturing and technology. Moreover, the uncertainty caused by unpredictable load shedding schedules has eroded investor confidence, making it challenging for businesses to plan and expand, thereby hindering economic growth.

Efforts to address this issue have included urgent infrastructure repairs, increased focus on renewable energy sources, and calls for improved management within Eskom. However, the load shedding problem has persisted.

Construction and Development Risks: In some cases, the Company will invest in Projects before construction is complete. Construction of any kind involves risk, including labor unrest, bad weather, design flaws, the unavailability of materials, fluctuations in the cost of materials, and labor shortages. Delays are common, which could adversely affect the economics of a Project.

Equipment Supply Constraints: The construction of renewable energy facilities relies on the availability of certain equipment that may be in limited supply, such as solar modules, trackers, inverters and monitoring systems. Much of this equipment comes from China. There is no guarantee that the production of this equipment will match demand, and this may adversely impact the ability to construct and the cost of the Projects.

Finding Credible Development Companies and Projects: Attracting and retaining relationships with Development Companies who can originate Projects with quality Customers is critical to the success of the Company (see "Investment Strategy"). If we are unable to acquire a large enough volume of quality Projects, our revenues may be lower than projected.

Discount Rates We Offer Our Customers: Offering competitive discount rates to entice Customers to sign a Solar Lease is a key strategy that underpins the success of the Company. Setting appropriate rates that balance profitability with Customer incentives is a delicate balancing act. If other solar companies offer more competitive discount rates for Customers, we may be unable to find Customers for our Projects.

Exchange Rates Between the South African Rand and the United States Dollar: The foreign exchange rates between the South African rand ("ZAR") and the U.S. dollar ("USD") have been subject to significant fluctuations. A mix of economic and geopolitical factors have influenced the value of these currencies relative to each other. Initially, the ZAR faced challenges due to uncertainties surrounding global trade tensions and concerns about the country's domestic economic growth. These factors led to periods of depreciation against the USD, creating volatility in the exchange rates. Overall, the foreign exchange rates between the ZAR and USD have been dynamic, influenced by a range of internal and external factors, making it essential for investors and businesses to closely monitor these developments to navigate the potential impacts on trade, investment, and financial planning. Unexpected weakness of the ZAR versus the USD will have a negative impact on the returns of the Company.

Risks Associated with Investments Outside the U.S.: All of the Company's Projects will be in African countries; primarily South Africa. Projects located in developing countries such as South Africa may be subject to certain risks that generally do not apply to investments in developed countries such as the United States. Such risks include the following:

·	Historically, the markets of developing countries have been more volatile than the markets of developed countries.

·	Developing countries may have less developed legal and accounting systems. The legal systems of developing countries might be less reliable in terms of enforcing contracts.

·
The governments of developing countries may be more unstable and more likely to impose capital controls, nationalize a company or industry, place restrictions on foreign ownership and on withdrawing money from the country, and/or impose punitive taxes that could adversely affect prices.

·	The economies of developing countries may be dependent on relatively few industries that are more susceptible to local and global changes.

·
South Africa faces security challenges, and the Projects can be vulnerable to theft, vandalism, and damage. Ensuring robust security measures is essential to mitigate these risks and protect project assets. If we are unable to properly secure the Projects, the Projects could be negatively affected by crime, which could reduce our net income.

·
Development challenges, such as land acquisition, permitting delays, and poor infrastructure, can hinder progress and increase costs of the Projects. Navigating these obstacles is crucial to the successful development of our Projects. Ineffective land acquisition practices, slow reaction to permitting delays or selecting sites with poor infrastructure can negatively affect the financial performance of the Projects and the Company.

Imprecise Language Translations: All of the Company's legal contracts in South Africa will be written in English, but certain documents we rely on for due diligence may be written in Afrikaans or other languages. Given that these languages have different historical and cultural roots, it is possible that some of the materials or proceedings may not directly translate across languages and any deviation from the Company's intentions, especially with respect to some of the more technical terms or work involved, may cause disruptions or misunderstandings that may negatively impact the Projects.

Risks Upon Disposition of Investments: If the Company sells a Project, it might be required to make representations about the business and financial affairs of the Project, and to indemnify the purchaser if those representations prove to be inaccurate or misleading. These arrangements may result in contingent liabilities, which might ultimately require Investors to return some or all of the distributions they have received.

Regulatory Risks: The Projects will be subject to extensive regulatory requirements, including those imposed by South African environmental, safety, labor and other regulatory and political authorities. These regulatory requirements may impose substantial costs on the Projects or Holdco. Further, should any Project or the Holdco fail to comply with one or more regulatory requirements, it could result in substantial fines and penalties or a shutdown of the Project or the Holdco.

Unavailability of Insurance Against Certain Catastrophic Losses: Certain losses of a catastrophic nature, such as earthquakes, wars, terrorist attacks or other similar events, may be either uninsurable or insurable at such high rates that to maintain such coverage would cause an adverse impact on the related Project. As a result, not all Projects may be insured against all possible risks. If a major uninsured loss occurs, the Company could lose both the amount it invested in and anticipated profits from the affected Projects.

Potential Environmental Liability: The Projects, which may include large-scale physical plants as well as rooftop solar and battery installations, could cause environmental contamination under some circumstances. Further, the Holdco could be found liable for environmental contamination that occurred before the Project was built. The cost of remediation and penalties could be very large.

Liability for Personal Injury and Damage to Property: The Company could be held liable for accidents and injuries at the Project site. The Holdco will carry insurance to protect against the potential losses, but the insurance might not be adequate.

We Might Raise More than $50,000,000: Under Regulation A, the Company is allowed to raise a maximum of $75,000,000 in any rolling 12-month period. Should the Company raise the maximum offering amount, it might decide to raise more, in a subsequent rolling 12-month period, or pursuant to a private placement or other offering.

Global or National Economic Conditions: An economic slowdown in South Africa could affect our Customers and therefore our Projects.

No Participation in Management: Investors will have no voting rights and no right to participate in the management of the Company or the Projects. Instead, the Manager will make all decisions. You will have the ability to replace our management team only under very limited circumstances, as described in "Summary of LLC Agreement and Authorizing Resolution."

Reliance on Management: The success of the Company and its Projects will depend in part on the skills of our Manager and its management team. If our Manager fails to retain its key personnel, the Company and its Investors could suffer.

Sale of Other Securities: The Company could, at any time, sell Class A Investor Shares other than those being offered by this Offering, for example, in a private placement, or could sell other classes of securities to raise additional capital. A different class of securities could have greater rights than those associated with the Class A Investor Shares, including but not limited to preferential rights to distributions.

Limitations on Rights in Investment Agreement: To purchase Class A Investor Shares, you are required to sign our Investment Agreement. The Investment Agreement will limit your rights in several important ways if you believe you have claims against us arising from the purchase of your Class A Investor Shares:

·	Any claims arising from your purchase of Class A Investor Shares must be brought in the state or federal courts located in Wilmington, Delaware, which might not be convenient to you.

·	You would not be entitled to recover any lost profits or special, consequential, or punitive damages. However, that limitation does not apply to claims arising under Federal securities laws.

Manager's Drag-Along Rights: The Manager may decide to sell the Projects or the Company at any time. Should the Manager decide to sell the Company, Investors could be forced to sell their Class A Investor Shares at the direction of the Manager according to the Manager's drag-along rights granted to them in the Operating Agreement.

Forum Selection Provision: Our Investment Agreement and our LLC Agreement both provide that disputes will be handled solely in the state or federal courts located in the state of Delaware. We included this provision primarily because (i) the Company is organized under Delaware law, (ii) Delaware courts have developed significant expertise and experience in corporate and commercial law matters and investment-related disputes (which typically involve very complex legal questions), particularly with respect to alternative entities (such as LLCs), and have developed a reputation for resolving disputes in these areas in an efficient manner, and (iii) Delaware has a large and well-developed body of case law in the areas of corporate and alternative entities law and investment-related disputes, providing predictability and stability for the Company and its Investors. This provision could be unfavorable to an Investor to the extent a court in a different jurisdiction would be more likely to find in favor of an Investor or be more geographically convenient to an Investor. It is possible that a judge would find this provision unenforceable and allow an Investor to file a lawsuit in a different jurisdiction.

Section 27 of the Exchange Act provides that Federal courts have exclusive jurisdiction over lawsuits brought under the Exchange Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Section 22 of the Securities Act provides that Federal courts have concurrent jurisdiction with State courts over lawsuits brought under the Securities Act, and that such lawsuits may be brought in any Federal district where the defendant is found or is an inhabitant or transacts business. Investors cannot waive our (or their) compliance with Federal securities laws. Hence, to the extent the forum selection provisions of the Investment Agreement or the LLC Agreement conflict with these Federal statutes, the Federal statutes would prevail.

Waiver of Right to Jury Trial: The Investment Agreement and the LLC Agreement both provide that legal claims will be decided only by a judge, not by a jury. The provision in the LLC Agreement will apply not only to an Investor who purchases Class A Investor Shares in the Offering, but also to anyone who acquires Class A Investor Shares in secondary trading. Having legal claims decided by a judge rather than by a jury could be favorable or unfavorable to the interests of an owner of Class A Investor Shares, depending on the parties and the nature of the legal claims involved. It is possible that a judge would find the waiver of a jury trial unenforceable and allow an owner of Class A Investor Shares to have his, her, or its legal claim decided by a jury. In any case, the waiver of a jury trial in both the Investment Agreement and the LLC Agreement do not apply to claims arising under the Federal securities laws.

Conflicts of Interest: The interests of the Company and the Manager could conflict with the interests of Investors in a number of ways, including:

·	Our Manager and its officers are not required to devote all of their time and effort to the Company and are only required to devote such time to our affairs as their duties require.

·
Our Manager will receive fees based, in part, on the amount of cash flow the Projects generate. The Manager might, therefore, have an incentive to raise more capital, and invest in more Projects, than they would otherwise, leading them to invest in borderline Projects.

·
The entire business of the Manager consists of investing in solar projects, including solar projects in South Africa. There could be conflicts between Projects they decide to invest in through the Company and projects they invest in through other vehicles.

Risk of Failure to Comply with Securities Laws: The Offering relies on an exemption from registration with the SEC pursuant to Regulation A. If the Offering did not qualify for exemption from registration under the Securities Act, the Company could be subject to penalties imposed by the federal government and state regulators, as well as to lawsuits from Investors.

We may be subject to claims from our Class A Investors: During the Prior Offering, we conducted offerings of Class A Investor Shares on a continuous basis under Rule 251(d)(3)(i)(F) of Regulation A. In order for an offering to qualify as continuous under Rule 251(d)(3)(i)(F) of Regulation A, we are required to provide a post qualification amendment to our offering statement to update information about the Company at least annually. We were not aware of this requirement and were under the belief that if we continued to file all required information with respect to periodic reports under Forms 1-SA and 1-K and new material developments about the Company under From 1-Us, that we had satisfied our filing obligations under Regulation A. The Company was subsequently advised by the staff of the SEC that in order to continue our offering, we were required to comply with the annual amendment filing requirement.

No Market for the Class A Investor Shares; Limits on Transferability: An Investor who wishes to sell or otherwise transfer their Class A Investor Shares may be limited because:

·	There will be no established market for the Class A Investor Shares, meaning the Investor could have a hard time finding a buyer for its shares.

·	Although the Company offers a limited right of redemption, there is no guarantee that an Investor who wants to sell his, her, or its Class A Investor will be able to do so.

·
Class A Investor Shares may not be transferred without the Company's consent, which we can withhold in our sole discretion. The Company also has a right of first refusal to purchase any Class A Investor Shares proposed to be transferred.

Corporate Governance Risk: As a non-listed company conducting an exempt offering pursuant to Regulation A, the Company is not subject to a number of corporate governance requirements that an issuer conducting a registered offering or listed on a national stock exchange would be. For example, the Company does not have (i) a board of directors of which a majority consists of "independent" directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange's requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange's requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of the Company's internal controls.

The Company is an "Emerging Growth Company" Under the JOBS Act: Today, the Company qualifies as an "emerging growth company" under the JOBS Act of 2012. If the Company were to become a public company (e.g., following a registered offering of its securities) and continued to qualify as an emerging growth company, it would be able to take advantage of certain exemptions from the reporting requirements under the Exchange Act and exemptions from certain investor protection measures under the Sarbanes Oxley Act of 2002. Using these exemptions could benefit the Company by reducing compliance costs but could also mean that Investors receive less information and fewer protections than they would otherwise. However, these exemptions - and the status of the Company as an "emerging growth company" in the first place - will not be relevant unless and until the Company becomes a public reporting company.

The Company has elected to delay complying with any new or revised financial accounting standard until the date that a company that is not an "issuer" (as defined under section 2(a) of the Sarbanes-Oxley Act of 2002) is required to comply with such new or revised accounting standard, if such standard also applies to companies that are not issuers. As a result, owners of Class A Investor Shares might not receive the same disclosures as if the Company had not made this election.

Breaches of Security: It is possible that the Platform, which is owned and operated by the Manager, or the systems of third-party service providers could be "hacked," leading to the theft or disclosure of confidential information Investors provide to us. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched, the Company, Manager and our service providers may be unable to anticipate these techniques or to implement adequate defensive measures.

Unanticipated Changes in Tax Laws that May Impact us, the Enactment of New Tax Legislation, or Exposure to Additional Income Tax Liabilities: We are obligated to comply with income tax laws in the regions where we operate. Evolving tax regulations could impact our financial health. We also face potential tax audits that may result in additional tax assessments, with uncertain outcomes. Changes to our effective tax rate, driven by shifts in our operational structure, could have significant effects on our financial well-being.

Dilution

The sale of shares is exclusively facilitated through the Platform, where shares are available at a fixed price per Class A Investor Share as determined by our Manager (see "Price of Class A Investor Shares"). The Company sells shares to raise capital for the purchase and construction of Projects. As new Investors purchase Class A Investor Shares, existing Investors may be temporarily diluted until new Projects are acquired, constructed and contribute to monthly cash flow.

One notable aspect of our policy is that there are no shares allocated to executives, officers, promoters, or any affiliated individuals as compensation or commissions. We firmly adhere to a level playing field philosophy, ensuring that all individuals associated with the Company, regardless of their roles, have no privileged access to shares beyond what is offered through the Platform. This strict adherence to equity underscores our dedication to treating every Investor equally.

Plan of Distribution and Selling Securityholders

The Company offering to sell up to an additional $50,000,000 of Class A Investor Shares to the public. This Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the Offering. Further, the acceptance of subscriptions, whether via the Platform or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.

The Offering will commence as soon as this offering statement is "qualified" by the SEC and will end on the sooner of (i) a date determined by the Company, or (ii) the date the Offering is required to terminate by law.

The Company is not using an underwriter or broker to sell the Class A Investor Shares and is not paying commissions.

This is a "best efforts" offering. This Offering does not have a minimum to close. Even if a very small number of Class A Investor Shares are sold, the Company does not plan to return funds to subscribers.

The Company reserves the right to reject any subscription to purchase Class A Investor Shares in this Offering in whole or in part and for any reason (or no reason). If the Company rejects an investment, it will promptly return all the Investor's money without interest or deduction.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering (see "Limit on the Amount a Non-Accredited Investor Can Invest").

After the Offering has been "qualified" by the SEC, the Manager intends to advertise the Offering using the Platform and through other means, including public advertisements, social media and audio-visual materials, in each case, only as we authorize and in compliance with the rules and regulations of Regulation A. Although these materials will not contain information that conflicts with the information in this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Class A Investor Shares, the advertising materials will not give a complete understanding of this Offering, the Company, or the Class A Investor Shares and are not to be considered part of this offering circular.

The Offering is made only by means of this offering circular and prospective Investors must read and rely on the information provided in this offering circular in connection with their decision to invest in Class A Investor Shares.

Use of Proceeds

The table below sets forth our estimated use of proceeds from this Offering assuming we sell $50.0 million in Class A Investor Shares.

The Manager previously spent $91,633 on start-up costs in connection with our Prior Offering, including legal, accounting and state filing fees relating to the initial preparation and qualification of that offering. The Company anticipates spending an additional $60,000 for the cost of preparing and qualifying this Offering.

The Company and the Projects have operating expenses. We expect to pay for the operating expenses with cash flow from the Projects, but if the Projects have not earned enough revenue to pay for any given operating expense, the Manager may use the proceeds from this Offering to pay such operating expense. The types of operating expenses at the Project and Company level are described in "Our Operating Costs and Expenses".

All of the net proceeds of this Offering, after start-up costs and expenses, will be used to acquire, develop and construct Projects. The capital raised in this Offering will not be used to compensate officers or directors as the Company has no employees. However, offering proceeds may be used to pay fees owed to the Manager and its affiliates (see "Compensation of Directors and Executive Officers").

The Manager may make short term advances to the Company to make payments on an as-needed basis. We do not anticipate any additional sources of capital apart from funds from operations, the advances, and funds generated through this Offering to fund the acquisition, development and construction of Projects and to cover start-up costs and expenses.

It is important to note that no capital will be allocated to any Project until it has received formal approval from the Investment Committee and has been reported in accordance with the appropriate procedures. In the interim, we may invest in short-term, highly liquid investments. Such short-term investments will not earn as high of a return as we expect to earn on our investments in Projects.

We might invest in Projects using the Manager's capital before we have raised enough capital from Investors. In that case, we will replace the Manager's capital with capital from Investors as soon as we raise it. To the extent the Manager or its affiliates invest capital, they will do so on the same price and terms as other Investors.

The Company is not paying commissions to underwriters, brokers, or anyone else in connection with the sale or distribution of the Class A Investor Shares. In some cases, retirement custodians, investment advisers, and other intermediaries will offer to invest on behalf of their clients. In such cases, the custodian, adviser, or intermediary will be paid a fee from their client's invested funds. In such cases, the client (rather than the Company) is paying those fees.

Historically, the Company has taken all its Offering proceeds and invested them into start-up costs and the acquisition, development and construction of Projects, and its future plan is to continue to utilize all proceeds for subsequent Projects. Please refer to the table below where we outline the use of proceeds from inception through June 30, 2023:

Sources and Uses	Amount
Sources
Amount Previously Raised (pursuant to Regulation A)	$1,934,789
Maximum Amount to be Raise from this Offering	$50,000,000
Proceeds from rental of equipment	$39,728
Loans from related entity	$6,700
Total	$51,981,217

Uses
Cash on Hand and Equivalents	$817,854
Start-up Costs	$60,338
Company Operating Expenses	$41,001
Distribution to Investors	$39,970
Total Investments Projects	$1,022,054
Anticipated Investments in New Projects	$50,000,000
Total	$51,981,217

Description of Business

Offices and Employees

The Company's offices are located at 52 Main Street, Chester, CT 06412. The Company itself has no employees. Rather, the Company has engaged the Manager to manage the Company and utilizes employees and services provided by the Manager as described more fully in the section "Directors, Executive Officers & Significant Employees".

Company Overview

Energea Portfolio 3 Africa LLC is a limited liability company, treated as a corporation for tax purposes, organized under the laws of Delaware as of March 11, 2021. The Company and its day-to-day operations are managed by the Manager, Energea Global LLC. The Company was created to invest in the acquisition, development, construction and operation of solar energy Projects in various countries in Africa with a focus on South Africa. The Projects will sell power and, in some cases, environmental commodities, to offtakers who purchase the electricity under long term contract (we collectively refer to offtakers of electricity "Customers").

Projects are owned by a special-purpose entity (the "Holdco"). Holdco is organized as a South African limited liability company, the South African equivalent of a U.S. limited liability company. Holdco is a wholly owned subsidiary of the Company.

The revenue from our Projects consists primarily of the payments we receive from Customers under Solar Leases (see "Summary of Supporting Contracts"). The Company will make a profit if revenues from Projects exceed their expenses plus those expenses of the Company (see "Our Operating Costs and Expenses").

The Company generally plans to hold the Projects indefinitely, creating a reliable stream of cash flow for Investors. Should the Company decide to sell Projects in the future, however, the Manager would consider the following factors:

·
Yield and Cashflow: Many investment funds look for reliable cashflows generating a targeted yield. With both revenue and most expenses locked in by contract, the cash flow from any Project or portfolio of Projects should be predictable and consistent for as long as 25 years.

·
Project Consolidation: Some of the Projects will be too small or unusual for institutional buyers to consider purchasing on their own. The Company could package these Projects into a larger, more standardized portfolio that will be attractive to these larger, more efficiency-focused players. In the aggregate, a portfolio of Projects might be expected to generate 50+ megawatts of power with relatively uniform power contracts, engineering standards, and underwriting criteria. A portfolio of that size can bear the fees and diligence associated with an institutional-grade transaction or securitization.

·
Cash Flow Stabilization: When the Company buys a Project, it will typically share the construction risk with the Development Company that originated the Project. Larger investors are generally unwilling to take on construction risk and will invest only in projects that are already generating positive cash flow, referred to as "stabilization". Thus, the Company may acquire Projects before stabilization and sell them after stabilization. Institutional investor interest in the Portfolio should increase as the portfolio stabilizes.

·
Increase in Residual Value: When the Company acquires a Project, the appraisal is based solely on the cash flows projected from executed Project Rental Contracts, with no residual value assumed for the Project. There is a high probability that a Project will continue to create revenue after its initial contract period in the form of a contract extension, repositioning, or sale of energy into the merchant energy markets. This creates a sort of built-in "found value" for our Projects, which may be realized upon sale.

Investment Strategy

The Company sources its Projects from other companies who specialize in developing solar projects in Africa ("Development Companies"). The Company's relationship with Development Companies can take several different forms. Sometimes a Development Company will not only identify a potential project, but also permit, engineer and construct it. Sometimes a Development Company will provide operations and maintenance support for a Project after it's built. Sometimes a Development Company will sell us a Project and exit entirely.

Development Companies are compensated for their work and their risk. This may include a developer fee or a continued economic interest in the Project. The Manager does not currently own a Development Company in Africa and the Company acquires all projects from unrelated Development Companies. The Manager may stand up or acquire a Development Company if projects from third parties become overpriced if an exceptional market opportunity presents itself or if deal flow is slow and we require additional development capacity. If the Company were to acquire a Project from a Development Company that is related to the Manager, we will cap the related-party development fee at 5.0% of the overall Project's cost, which we believe is below the standard market rate for developing a Project.

The Manager reviews Projects submitted by the Development Companies to identify investments that represent the greatest potential for risk-adjusted returns. We are specifically searching for Projects in countries with favorable economic conditions, large addressable markets and well-defined renewable energy policies, like South Africa. The Manager has a strong preference for Projects with credible Customers, albeit adjusted for the context of African economies.

The Manager believes the best investment strategy for African markets requires small investments in a broad base of Projects in a concentrated geographic area. The average risk of default by a Customer of a Solar Lease is higher in Africa than it may be in other markets, thus diversification is central to the Company's investment strategy. Placing small investments (<$2,000,000 per Project) will help reduce risk of loss as a whole and increase the level of impact on the local communities and businesses in which we invest. That said, every Project is vetted for its financial credibility by the Investment Committee and only approximately 20% of projects we've reviewed have qualified for an investment to date.

We primarily invest in Projects with the following characteristics:

·
Power Capacity: We intend to focus on Projects of between 0.1 megawatts and 2 megawatts. (NOTE: The capacity of a solar project is determined in accordance with "standard testing conditions" established by certain laboratories worldwide. The actual output of a solar project fluctuates with solar irradiance.)

·	Locations: We select locations based primarily on:

o Demand for alternative energy;

o Efficient access for maintenance;

o Easy interconnection points with the electricity grid;

o Strong solar irradiance; and

o Country and state-level policies that enable the development of renewable energy projects.

·
Right to Site: Some Projects owned by the Company will be installed on Customer's rooftops, others will be located on remote parcels of real estate. In either scenario, the Company will obtain rights to access the Project to construct and maintain the Project ("Site Access"). For rooftop Projects, Site Access is most-commonly granted through the Solar Lease with the Customer. For Projects on remote real estate, we will either purchase or lease the property to ensure adequate Site Access is obtained.

·
Connecting Projects to the Electric Grid: Most Projects acquired or constructed by the Company will require permission to interconnect to the local electric grid ("Interconnection"). This permission is granted by the local interconnecting utility company through an interconnection agreement and an associated permission to operate. In the case of certain smaller projects, interconnection rights may be granted through national and utility policy and not require an individual interconnection agreement.

·
Our Solar Equipment: We use the same basic equipment used across the solar industry: the solar panels themselves, which turn sunlight into electrical energy; and the inverters, which convert the direct current from the panels to the alternating current used in homes and businesses. However, we buy our equipment only from certain manufacturers known for high quality and financial strength.

·
Country-Level Policies and Environmental Commodities: Some regions in Africa have certain policies to promote the development of renewable energy projects. There are a wide range of policy types that include carbon credits, property and sales tax exemptions, net metering and community solar (referred to as "wheeling" in the South African context). The Company will seek to optimize those country-level policies in order to increase the expected return on investment for Investors which may include transactions with third parties to monetize carbon and renewable energy credits.

Thus, in most cases Investors are not exposed to any Project-level risks until all these conditions are satisfied. However, the Manager might make exceptions for exceptionally promising Projects. The Manager will have sole discretion over whether to acquire or invest in a Project. See "Risks of Investing" for more information.

The Sun Exchange

As of the date of this Offering, the Manager has sourced the most Projects from a Development Company named The Sun Exchange. The Sun Exchange is a small Development Company based in Cape Town, South Africa. They are a recognized brand in the South African solar market and have a pipeline of projects that meet the investment criteria described above. We expect to continue to source Projects from The Sun Exchange in the foreseeable future as well as from other Development Companies.

Investment Committee

When we find a Project that meets the fundamental criteria described above, we consider the Project for investment at a multi-disciplinary committee of experienced renewable energy executives of the Manager ("Investment Committee"). As of the date of this offering circular, the Investment Committee consists of a Managing Partner (Mike Silvestrini), General Counsel (Isabella Mendonca), a Senior Financial Analyst (Arthur Issa) and the Director of Operations and Maintenance (David Rutty). To approve a Project for funding, a unanimous approval of the Project by the Investment Committee is required to move forward. A copy of the memorandum prepared by the Manager for each Project and used by the Investment Committee to make an investment decision ("IC Memo") is provided to Investors on the Platform and in our filings with the SEC.

Competition

Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in renewable energy in the African market, including individuals, corporations, private funds, and other entities engaged in renewable energy investment activities, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous companies with asset acquisition objectives similar to our Manager, and others may be organized in the future, which may increase competition for the investments suitable for us.

Competitive variables include market presence and visibility, amount of capital to be invested per Project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular project or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in the market and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Our Revenue

Revenue for the Company comes from the Projects. Revenue for the Projects comes from the payments we receive from Customers under Solar Leases and any Purchase and Sale Agreement for Environmental Commodities. The Company may also produce revenue by selling Projects. The Company's total revenue during its most recent fiscal year was $13,040 which is broken down below.

Revenue Recognition	Amount
Solar Lease Agreements	$13,040
Purchase and Sale Agreement for Environmental Commodities	$0
Sale of Projects	$0

Our Revenue Recognition Policy follows ASC-606 which is a five-step procedure:

Procedure	Example
Step 1 - Identify the Contract	Solar Lease Agreement
Step 2 - Identify the Performance Obligations	Delivery of electricity from solar plant
Step 3 - Determine the Transaction Price	Amount contractually signed with customer
Step 4 - Allocate the Transaction Price	Obligation is satisfied by transferring control of the electricity produced to the customer
Step 5 - Recognize Revenue	At a point in time when the customer is invoiced

Our Operating Costs and Expenses

The Company incurs a variety of costs and expenses, including:

·	banking fees;

·	legal expenses;

·	payments of Manager fees;

·	payments to U.S. states to comply with their respective securities law ("Blue Sky Laws");

·	debt service and transactional payments (where we borrow money at the Company level);

·	accounting expenses

·	annual financial audit expenses;

·	depreciation;

·	U.S. taxes.

The Projects also incur a variety of costs and expenses, including:

·	payments to third parties to operate and maintain the Projects;

·	lease payments to landowners (if applicable);

·	debt service and transactional payments (where we borrow money at the Project level);

·	utilities;

·	Property taxes;

·	banking fees;

·	taxes levied in African countries;

·	depreciation;

·	Project insurance.

The Company's total operating expenses for the most recent fiscal year were $18,860.

U.S. and African Taxes

The following summarizes the most significant taxes that will be imposed on the Projects and the Company by countries and localities in Africa, as well as the Federal income tax consequences of acquiring Class A Investor Shares. This summary is based on the current tax laws of African jurisdictions, the current U.S. Internal Revenue Code (the "Code"), the current regulations issued by the Internal Revenue Service ("Regulations"), and current administrative rulings and court decisions, all as they exist today. All of these tax laws could change in the future.

This is only a summary, applicable to a generic Investor. Your personal situation could differ. We encourage you to consult with your own tax advisor before investing.

African Taxes

The Company's Projects could be located in any number of African countries. Each country, and each local governmental units (e.g., states, towns, cities, counties, municipalities, etc.) might include any number of taxes on the Projects and the Company, including but not limited to income taxes, gross receipts taxes, and value-added taxes. In selecting Projects, the Company will take into account any material tax burdens. However, it is impossible to predict the actual tax burden today.

U.S. Federal Income Taxes

Classification as a Corporation

The Company will be treated as a corporation for federal income tax purposes. As a corporation, Cash received by investors will be treated as a combination of return of capital or qualified dividends. Qualified dividends will be taxed at the capital gains tax rate of either 0%, 15%, or 20%, depending on the investor's income tax bracket.

The General Intangible Low-Tax Income ("GILTI") tax on foreign investments is more favorable to our investors under a corporate tax structure as opposed to a partnership, where the tax on international assets would be levied on individuals. Under a partnership an investor would be responsible for 37% of all foreign profits generated from an international investment. A corporate tax structure allows the corporation to realize foreign tax credits. Under this corporate tax reporting structure, the corporate entity would only pay 21% tax on 50% of the foreign profits after foreign tax credits have been applied.

When the Company closes its books each year, it will post a profit/loss for that tax year. In accordance with the IRS, taxable dividends can only result from profit/loss of an "LLC treated as a corporation" which is how the Company is classified. When the Company's profit/loss for the year is less than the total distributions (which is often the case), the remaining distributions get filed in Box 3 of the Investor's 1099-DIV as non-dividend distributions. These distributions are non-taxable and are filed as a return of capital (and subtracted from the basis). When the Investor sells their shares or are bought out at the end of the portfolio's lifespan, the basis is what is used to determine the capital gains or losses realized by the sale of the shares.

Taxation of Dividends

The income of the Company will consist primarily of cash available for distribution ("CAFD") received from the Holdco in the form of a dividend. Because the Holdco is a foreign company, these dividends will be "non-qualified dividends" within the meaning of the Code and therefore subject to tax at ordinary income tax rates ("qualified dividends," including dividends from most U.S. corporations, are subject to tax at preferential rates).

Foreign Tax Credit

The Company, but not the Investors, might be entitled to credits for taxes paid by the Holdco in South Africa.

Sale or Exchange of Class A Investor Shares

In general, the sale of Class A Investor Shares by an Investor will be treated as a sale of a capital asset. The amount of gain from such a sale will generally be equal to the difference between the selling price and the Investor's tax basis. Such gain will generally be eligible for favorable long-term capital gain treatment if the Class A Investor Shares were held for at least 12 months. However, to the extent any of the sale proceeds are attributable to substantially appreciated inventory items or unrealized receivables, as defined in Code section 751, the Investor will recognize ordinary income.

A gift of Class A Investor Shares will be taxable if the donor-owner's share of the Company's debt is greater than his or her adjusted basis in the gifted interest. The gift could also give rise to federal gift tax liability. If the gift is made as a charitable contribution, the donor-owner is likely to realize gain greater than would be realized with respect to a non-charitable gift, since in general the owner will not be able to offset the entire amount of his adjusted basis in the donated Class A Investor Shares against the amount considered to be realized as a result of the gift (i.e., the debt of the Company).

Transfer of Class A Investor Shares by reason of death would not in general be a taxable event, although it is possible that the IRS would treat such a transfer as taxable where the decedent-owner's share of debt exceeds the pre-death basis of his interest. The decedent-owner's transferee will take a basis in the Class A Investor Shares equal to its fair market value at death (or, in certain circumstances, on the date six (6) months after death), increased by the transferee's share of debt. For this purpose, the fair market value will not include the decedent's share of taxable income to the extent attributable to the pre-death portion of the taxable year.

Treatment of Distributions

Upon the receipt of any distribution of cash or other property, including a distribution in liquidation of the Company, an Investor generally will recognize income only to the extent that the amount of cash and marketable securities he, she, or it receives exceed the basis of his, her, or its Class A Investor Shares. Any such gain generally will be considered as gain from the sale of Class A Investor Shares.

Alternative Minimum Tax

The Code imposes an alternative minimum tax on individuals and corporations. Certain items of the Company's income and loss may be required to be taken into account in determining the alternative minimum tax liability of Investors.

Taxable Year

The Company will report its income and losses using the calendar year. In general, each Investor will report his, her, or its share of the Company's income and losses for the taxable year of such Investor that includes December 31st, i.e., the calendar year for individuals and other owners using the calendar year.

Tax Returns and Information; Audits; Penalties; Interest

The Company will furnish each Investor with the information needed to be included in his federal income tax returns. Each Investor is personally responsible for preparing and filing all personal tax returns that may be required as a result of his purchase of Class A Investor Shares. The tax returns of the Company will be prepared by accountants selected by the Company.

If the tax returns of the Company are audited, it is possible that substantial legal and accounting fees will have to be paid to substantiate our position and such fees would reduce the cash otherwise distributable to Investors. Such an audit may also result in adjustments to our tax returns, which adjustments, in turn, would require an adjustment to each Investor's personal tax returns. An audit of our tax returns may also result in an audit of non-Company items on each Investor's personal tax returns, which in turn could result in adjustments to such items. The Company is not obligated to contest adjustments proposed by the IRS.

Each Investor must either report Company items on his tax return consistent with the treatment on the information return of the Company or file a statement with his tax return identifying and explaining the inconsistency. Otherwise, the IRS may treat such inconsistency as a computational error and re-compute and assess the tax without the usual procedural protections applicable to federal income tax deficiency proceedings.

The Code imposes interest and a variety of potential penalties on underpayments of tax.

Other U.S. Tax Consequences

The foregoing discussion addresses only selected issues involving Federal income taxes and does not address the impact of other taxes on an investment in the Company, including federal estate, gift, or generation-skipping taxes, or State and local income or inheritance taxes. Prospective Investors should consult their own tax advisors with respect to such matters.

Summary of Supporting Contracts

The Company will cause the SPEs to enter into four main contracts for each Project:

·
Purchase and Sale Agreements: When the Manager identifies a project that it believes, in its sole discretion, meets the investment criteria of the Company, it signs a "Purchase and Sale Agreement" to acquire the rights to the Project from a Development Company.

·	Solar Leases: In all cases, the SPEs will sell electricity produced by the Projects to Customers pursuant to a contract we refer to as a "Power Purchase Agreement."

·
Construction Contracts: To build the Projects, the SPE will hire a third party to provide engineering, procurement, and construction services pursuant to a contract we refer to as a "Construction Contract."

·	Solar Leases: In all cases, the SPEs will sell electricity produced by the Projects to Customers pursuant to a contract we refer to as a "Power Purchase Agreement."

·	Asset Management Agreements: The SPE will then hire a third party to operate the maintain the Projects pursuant to a contract we refer to as a "Project Maintenance Contract."

Although the final terms and conditions and contract title might differ from Project to Project, the rights and obligations of the parties will generally be consistent across all of the Projects.

Purchase and Sale Agreement

The principal terms of typical Purchase and Sale Agreement are as follows:

·	The Seller agrees to sell and the Buyer agrees to purchase a "project", which is generally defined in an exhibit and includes the rights to a signed Solar Lease with a customer.

·	The contract establishes the price.

·	Seller transfers the project to Holdco.

Solar Lease

The principal terms of typical Solar Leases are as follows:

·	The lease will, at a minimum, establish the:

o rate the Customer will pay per kWh produced by the project;

o an annual rate escalator, usually CPI + 2%;

o the term of the contract, which is usually 20 years;

o the exact location of the project on the Lessee's premises.

·	The Lessor shall pay for and manage the process of constructing the project. Upon the final completion of the construction phase, the Lessor agrees to lease the solar facility to the lessee.

·	Lessor agrees to produce a monthly invoice that is the amount of kWh generated during the month (as confirmed by a meter reading) multiplied by the energy rate. Lessee agrees to pay such invoice.

·	Lessee will not interfere with the project in any way including the erection of a physical structure that could cast a shadow on the project.

·	Lessor agrees to engineer, procure and construct the project at the agreed upon location.

·
Lessee agrees that is it should breach the obligation to pay the lease invoice for more than 60 days, it would be forced to pay an early termination fee which is established as a table in the agreement for each of the 20 possible years where such a breach could occur.

·	Lessee may also exercise the option to buy the project for the same price as the early termination price at their discretion.

·	At the end of the Term, provided that the Lessee is not in any breach of the agreement, the project will automatically transfer to the Lessee for no cost.

·	The Lessor will insure the project.

·	Disputes will be arbitrated by the South African Institute of Chartered Accountants (for financial disputes) or another expert agreed to by the parties.

·	The Lessor is entitled to any and all environmental attributes generated by the project.

Construction Contract

The principal terms of typical construction contracts are as follows:

·	The contractor will provide all the services needed to design and build a Project on a turnkey basis, including:

o Producing estimates of the potential electrical capacity;

o Creating engineering drawings;

o Supplying materials; and

o Installing, assembling, and testing the equipment.

·	For its services, the contractor will be entitled to a fixed fee.

·	The fixed fee will be paid in accordance with a schedule based on progress milestones.

·
The contractor will (i) be responsible for payment of all taxes, charges, tax contributions, and social security contributions related to the services performed; and ensure that all of its personnel are duly registered, are performing services in accordance with applicable laws, and are paid all wages, salary, labor, and social security charges for their work.

·	The contractor will provide the Holdco with certain warranties for its services and the equipment supplied.

·	The contractor must maintain certain specified insurance coverages.

·	The contractor is subject to various penalties for failure to perform including Liquidated Damages.

Asset Management Agreement

The principal terms of typical Asset Management Agreements are as follows:

·	The third-party contractor will provide all services required to operate and maintain the Project, including:

o Providing all personnel, equipment, and materials required for the efficient operation of the Project;

o Preparing all supporting documentation and information related to the use and operation of the Project;

o Inspecting transmission lines and substations at least twice annually and preparing a report suggesting services and maintenance to be performed on the Project;

o Preparing and implementing operation and maintenance instructions, guides, and procedures specific to the Project, including contingency plans as necessary;

o Performing routine inspections of the Project to ensure compliance with manufacturer's operation and maintenance standards;

o Determining, and to the extent possible, performing or managing any additional services as necessary to remedy any actual or potential problems with the Project;

o Registering the Project and all relevant equipment with the appropriate authorities; and

o Managing the supply of all equipment inventory and spare parts.

·
All services will be performed in accordance with their respective owner/operator manuals, applicable manufacturer and vendor warranties and specification, prudent operating practices and applicable laws.

·	The contractor will regularly communicate with the SPE concerning the Project, including:

o When any work is being done on the Project, holding monthly meetings;

o Providing monthly reports;

o Providing daily bulletins on the operation of the Project;

o Preparing monthly management; and

o Providing a report on any technical work performed on a Project.

·
The SPE will pay the third-party contractor a fixed monthly fee plus an additional amount for unexpected parts or services not part of the Scope of Work. The fixed monthly fee is subject to adjustment based on inflation.

·	The initial term of the contract is 60 months.

Material Legal Proceedings

Neither the Company nor the Holdco are currently involved in any material legal proceedings.

Factors Likely to Impact the Performance of the Company

See "Market Outlook and Recent Trends" for information about the 2024 South Africa election, foreign exchange rates and loadshedding, each of which are factors likely to impact the performance of the Company.

The ability of the Company to conduct its business successfully depends on several other critical factors including, but not limited to:

·
Adequate performance by Sun Exchange and other Development Companies: The Company relies in large part on the Development Companies, like Sun Exchange, to do a good job developing the Projects from start to finish. Like many companies in Africa, some of the Development Companies we may work with might be small and run into cash problems that may affect their ability to perform and meet their contractual obligations to the Company.

·
Government Policies and Tariffs: Given the environmental and economic benefits of solar power, the Company expects the friendly attitude of certain African governments to continue. As we have seen in other markets, however, environmentally friendly policies can change quickly. If the governments in African markets where we have Projects succumb to pressure from incumbent energy producers, it could impose additional costs on the Projects.

·
Foreign Exchange Risk: Some of our Projects sell electricity and/or environmental commodities in foreign currencies. The Manager collects payments from operating Projects monthly and converts the foreign currency into USD prior to making distributions to Investors. Should any of those foreign currencies weaken against the USD, actual distributions made to our Investors could be smaller than anticipated.

·
Customer Credit Risk: unlike developed economies, many African economies are small and lack a broad base of quality Customers. To achieve the scale and diversification anticipated by the Company, we will need to invest in many Projects with many African companies. Some of these companies would not meet the underwriting standards of a conventional bank in the United States and may have shorter financial track records. They may have exposure to unfavorable market conditions, they may be affected by macro-economic trends in African markets and may be otherwise unable to make their payment obligations under contracts.

Description of Property

The only property owned by the Company are the Projects.

Projects Acquired and Owned

As of October 19, 2023, we have invested into nine (11) Projects, each of which were described more fully in various filings with the SEC since the date our Offering Circular was initially qualified by the SEC (August 2, 2021). The table below lists the total amount the Company invested into each Project and the percent of ownership the Company has in each Project. Please refer to the links in the column labeled "Form 1-U" for the Project Memo which gives in-depth information regarding each Project such as its location, the system size, contractors used to construct the Project, information about other stakeholders, information about the buyer of the energy and environmental commodities and the estimated economics of the Project. The Project Memos can also be found on the Platform.
Project Name	Project Size (AC)	Amount Invested	% Ownership	Estimated Cost	Form 1-U
Spar Lulekani	360kW	$23,369	6.72%	$23,369	Link
Nhimbi Fresh	500kW	$24,631	1.74%	$24,631	Link
Anchor Foods	110kW	$109,334	100%	$109,334	Link
CPOA Avondrust	150kW	$99,024	46.39%	$99,024	Link
CPOA Trianon	100kW	$163,624	100%	$163,624	Link
Zandvliet	100kW	$74,999	74.54%	$74,999	Link
Baysville	100kW	$25,000	25.98%	$25,000	Link
Connaught Park	400kW	$411,362	100%	$411,362	Link
CPOA Quadrant Gardens	100kW	$90,710	100%	$90,710	Link
CPOA Constantia Place	125kW	$115,108	100%	$115,108	Link
Laerskool Havinga	100kW	$191,151	100%	$191,151	Link
Total		$1,328,312		$1,328,312
* as of December 26, 2023

Management Discussion and Analysis of Financial Condition and Result of Operation

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes thereto contained in this offering circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in herein (see "Caution Regarding Forward-Looking Statements"). Unless otherwise indicated, the latest results discussed below are as of June 30, 2023.

Market Outlook and Recent Trends

The majority of the Projects are located in South Africa, a nation grappling with flagrant racial tension, economic disparity, and political instability. These problems that may result in risk to the Projects. The chief concerns facing the Projects in South Africa currently are the election expected to take place in 2024, the weakening of the South African rand and load shedding.

2024 South Africa Election

The upcoming election looms amidst a backdrop of severe political turmoil, marked by a noticeable decline in the quality of government services and its ability to fulfill its duties to citizens. The ruling African National Congress ("ANC") is facing a pivotal vote, potentially leading to the loss of power for the first time since the inception of democracy in 1994.

The repercussions for South Africa and the surrounding region are substantial. Ongoing electricity shortages in South Africa and the weakening state of local governments will transform the 2024 election into a referendum on the ANC's performance. In the local elections of November 2021, the ANC was unable to secure an absolute majority in the country's metropolitan municipalities. These local contests provide a preview of what may unfold on the national stage.

There's a prevailing sense of unease regarding the ability of any coalition government to address the daunting challenges confronting South Africa. Escalating corruption, coupled with the rapid deterioration of public infrastructure, particularly the electricity supply (see "Load Shedding" below), have provided opposition parties with an opportunity to challenge the ANC's longstanding political dominance. The outcome hinges on whether opposition parties can successfully form a coalition. This will determine whether South Africa can make strides towards establishing a more open and competitive democracy, notwithstanding recent setbacks, or if the country will experience further regression in the medium term. The prevailing concern is whether a coalition government can effectively tackle the challenges facing South Africa, given various instabilities and the consistent shifts in government in most coalition-led cities.

Exchange Rates Between the South African Rand and the United States Dollar

Over the past 24 months, the foreign exchange rates between the South African Rand (ZAR) and the US Dollar (USD) have been subject to significant fluctuations. This period has witnessed a mix of economic and geopolitical factors that have influenced the value of these currencies relative to each other. Initially, the South African Rand faced challenges due to uncertainties surrounding global trade tensions and concerns about the country's domestic economic growth. These factors led to periods of depreciation against the US Dollar, creating volatility in the exchange rates.

However, the Rand demonstrated resilience during certain periods as well. It managed to regain some ground against the Dollar as commodity prices, especially precious metals like gold and platinum, which South Africa is a significant producer of, experienced price increases. Additionally, market sentiment and risk appetite played a role in shaping the exchange rates during this period, with fluctuations driven by shifts in investor confidence, global economic indicators, and central bank policies, both in the United States and South Africa.

Overall, the foreign exchange rates between the South African Rand and the US Dollar over the last 24 months have been dynamic, influenced by a range of internal and external factors, making it essential for investors and businesses to closely monitor these developments to navigate the potential impacts on trade, investment, and financial planning.

Load Shedding

Over the past 24 months, South Africa has faced significant challenges with load shedding, a practice where the national electricity utility, Eskom, deliberately interrupts the power supply to prevent the grid from overloading. Load shedding has been a recurrent issue due to various factors, including aging power infrastructure, maintenance issues, financial troubles within Eskom, and insufficient generation capacity. These factors have led to scheduled power outages that have not only disrupted daily life for millions of South Africans but have also had adverse effects on the country's economy.

Load shedding has had far-reaching consequences, impacting both households and businesses. Frequent power cuts have disrupted productivity, leading to financial losses for businesses, especially in sectors heavily reliant on continuous electricity supply, such as manufacturing and technology. Moreover, the uncertainty caused by unpredictable load shedding schedules has eroded investor confidence, making it challenging for businesses to plan and expand, thereby hindering economic growth.

Efforts to address this issue have included urgent infrastructure repairs, increased focus on renewable energy sources, and calls for improved management within Eskom. However, as of the past 24 months, the load shedding problem has persisted, underscoring the need for sustained, comprehensive solutions to stabilize the electricity supply, boost economic development, and enhance the quality of life for South Africans.

Distributions

Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on net income for the preceding month minus any amounts held back for reserves. Cash flow from Projects can be generated in three ways: (i) payments from Land Leases, Project Rental Contracts and Operations and Maintenance Contracts, (ii) proceeds from the sale or refinance of Projects and (iii) Liquidated Damages under Construction Agreements (see below).

While we are under no obligation to do so, we have in the past and expect in the future to declare and pay distributions monthly; however, our Manager may declare other periodic distributions as circumstances dictate.

Please note that in some cases, Investors have cancelled their purchase of Class A Investor Shares after distributions were made. In that case, the distribution allocated to that Investor is returned to the Company and the bookkeeping is updated to reflect the change in cash distributed. Thus, all figures below are subject to change.

Below is a table depicting the distributions made from the Company since inception:

Distribution Date	Amount	Management Fees*	Promoted Interest*
04/06/2021	-	-	-
04/26/2021	-	-	-
05/21/2021	-	-	-
07/29/2021	-	-	-
08/26/2021	-	-	-
09/23/2021	116.81	-	-
10/30/2021	241.58	-	-
11/30/2021	101.74	-	-
12/24/2021	112.23	-	-
2021 Total	$572.36	-	-
01/26/2022	209.71	-	-
02/24/2022	120.23	206.30	-
03/29/2022	334.48	-	-
04/29/2022	331.59	-	-
05/31/2022	938.81	91.78	-
06/30/2022	1,084.96	-	-
07/29/2022	913.84	-	-
08/27/2022	1,119.77	-	-
09/27/2022	1,401.61	-	-
10/27/2022	1,801.99	-	-
11/29/2022	2,304.20	-	-
12/28/2022	3,101.53	-	-
2022 Total	$13,662.72	$298.08	-
01/26/2023	3,430.22	-	98.65
02/24/2023	3,880.52	-	114.77
03/27/2023	3,505.17	-	100.16
04/27/2023	4,419.67	-	120.78
05/26/2023	4,762.51	-	248.87
06/26/2023	5,736.80	-	186.90
07/25/2023	3,137.76	-	101.55
08/28/2023	2,294.09	-	-
09/27/2023	2,679.27	-	80.65
10/27/2023	4,435.49	-	118.88
11/24/2023	5,395.84	-	144.26
12/26/2023	8,478.01	-	225.83
2023 Total	$52,153.96	-	$1,541.30
TOTAL	$66,389.04	$298.08	$1,541.30
*Note: Energea reserves the right to reduce its Asset Management Fees and Promoted Interest payments for any reason or to protect the desired cash yield to Investors. For more information regarding the Asset Management Fees and Promoted Interest paid to our Manager, see "Compensation of Directors and Executive Officers" below.

Calculating Distributions

The Company intends to make distributions monthly, to the extent the Manager, in its discretion, determines that cash flow is available for distributions. Below are the activities of the Company that generate the cash flow which could be used to find distributions:

Sources of Distributable Cash Flow

·	Sale of Energy under Solar Leases

·	Sale of Environmental Commodities under Purchase and Sale Agreements for Environmental Commodities

·	Net Proceeds from Capital Transactions
o Originates from the sale or refinancing of projects
o Net proceeds are the gross proceeds of the capital transaction minus associated expenses, including debt repayment

·	Liquidated Damages from Construction Agreements
o Penalties paid by EPC Contractors when projects are delivered behind schedule
o LDs are not booked as revenue but are considered distributable cash flow

When the Company makes distributable cash flow and the Manager determines to make a distribution, here is an overview of how these distributions are allocated and calculated:

Allocation of Distributions

·	Class A Investors:
o Receive a priority distribution of cash flow each month which results in a 7% IRR ("Preferred Return").
o Plus, 70% of any additional cash flow after the Preferred Return.

·	Manager:
o Receives 30% of any additional cash flow after Investors receive their Preferred Return ("Promoted Interest"). See "Compensation of Management and Executive Officers - Promoted Interest".

Calculation of Preferred Return

The Manager discounts each month of Estimated NOI (see "Price of Class A Investor Shares") by the same discount rate until the cash flow results in an IRR of 7% ("Adjusted NOI"). The resulting Adjusted NOI is the monthly distribution that would need to be paid to Investors for them to receive their Preferred Return. Since all months of Estimated NOI are discounted evenly, the Adjusted NOI maintains the same seasonality curve as the Estimated NOI. If the actual NOI for any month is less than the Adjusted NOI, the Investors receive all the cash distributed that month and the shortfall is carried forward so that Investors catch up on their 7% Preferred Return prior to any Promoted Interest being paid.

Calculation of Promoted Interest

If the Manager determines that a distribution can be made with distributable cash flow, and the amount of distributable cash flow is greater than the Adjusted NOI for the month (and the Investors are therefore on track to receive a 7% IRR), the Manager will receive a Promoted Interest. Any distributable cash flow that is greater than the Adjusted NOI (plus any shortfall from previous months) shall be divided between the Manager and the Investors where the Manager will get 30% of the excess and Investors will get 70% of the excess.

Past Operating Results

Since inception, the Company has steadily increased its ownership over a portfolio of commercial and industrial sized solar projects in South Africa. The main Customers for the Company have been schools and a chain of retirement homes called CPOA. We have focused the majority of our Project activity in two major South Africa urban centers: Johannesburg and Cape Town.

While the overall returns we expected from the Projects were negatively impacted by an increase in the frequency of Load Shedding and a weakening of the ZAR (see Market Outlook and Recent Trends). While a weaker ZAR results in lower-than-expected cash flow, and thus, dividend yield, it also creates a favorable investment environment where USD can be used to buy assets, like Projects, at attractive prices.

Some of the Projects we own have now been operational for more than six months and have stabilized their generation behavior, setting the Company on a path of consistent, long-term monthly cash distributions for the next two decades.

For the fiscal year ending December 31, 2022, the Company invested a total of $774,010 and has generated $13,040 in revenue. Additional distributions were made from a dividend recapitalization in the form of a loan from the Manager to the Company.

As of December 31, 2022, the Company has assets totaling $965,047 on its balance sheet, including Projects currently owned by the Company valued of $931,343 and current assets of $33,704. Liabilities totaled $17,585. The resulting members' equity was $947,462.

Leverage

Per the Offering Circular, the Company might borrow money to invest in Projects, depending on the circumstances at the time. It states that if the Company needs to move quickly on a Project and has not yet raised enough capital through the Offering, it might make up the shortfall through borrowing. The Manager will make this decision on an as-needed basis. Neither the Company nor the Projects currently have any loans.

Liquidity and Capital Resources
We are dependent upon the net proceeds from the Offering to conduct our proposed investments. We will obtain the capital required to purchase new Projects and conduct our operations from the proceeds of the Offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders, from short term advances from the Manager and from undistributed funds from our operations. As of June 30, 2023, the Company had $810,174 of cash on hand and equivalents, which will be used to complete the acquisition of new Projects including CPOA - Quadrant Gardens, CPOA - Constantia Place, Laerskool Havinga and other Projects approved by the Investment Committee.

Method of Accounting

The compensation described in this section was calculated using the accrual method in accordance with GAAP rules.

Directors, Executive Officers & Significant Employees

Names, Positions, Etc.

The Company itself has no officers or employees. The individuals listed below are the Managing Partners, Executive Officers, and Significant Employees of Energea Global, the Manager of the Company.

Name	Position with Manager	Age	Term of Office	Approximate Hours Per Week If Not Full Time (1)
Executive Officers
Mike Silvestrini	Managing Partner	43	01/01/2017 - Pres	Full Time
Gray Reinhard	Managing Partner	39	01/01/2020 - Pres will	Full Time

Significant Employees
Isabella Mendonça	General Counsel	32	10/02/2020 - Pres	Full Time
Arthur Issa	Financial Analyst	29	05/23/2018 - Pres	Full Time
Tyler Hurlburt	Director of Investment Relations	45	11/03/2020 - Pres	Full Time
Marta Coehlo	Controller	51	12/07/2018 - Pres	Full Time
Dave Rutty	Director of Construction	34	06/13/2022 - Pres	Full Time
Kathy Koser	Director of Compliance	43	08/01/2021 - Pres	Full Time

(1) The above listed employees do not record specific hours to each Company managed by Energea Global. Rather, the employees focus their full-time and energy to each project, portfolio, or process as needed. The Manager cannot estimate number of hours per week spent managing this or any particular Company as the employees are salaried. The work required to manage the Company and other companies managed by Energea Global changes from time to time depending on the number and frequency of Projects resulting from the amount they raise in each Offering. As the companies grow, dedicated staff are brought in to exclusively manage a specific company. As of October 19, 2023, there are no staff members exclusively dedicated to the Company and it is managed by the Manager's executive team and certain significant employees.

Family Relationships

Marta Coelho, the Manager's Controller, is the sister-in-law of Mike Silvestrini, the Managing Partner. There are no other family relationships among the executive officers and significant employees of the Manager.

Ownership of Related Entities

Energea Global, the Manager of the Company, is majority owned by Mike Silvestrini, a resident of Chester, Connecticut.

Energea Brazil, our affiliated Development Company in Brazil, is owned by Energea Global.

Business Experience

Mike Silvestrini

Mike is an accomplished professional with a strong commitment to renewable energy and environmental sustainability. He has played a key role in the development of over 500 solar projects across the United States, Brazil, and Africa, contributing to the global transition to clean energy.

Since 2017, Mike has been the Co-Founder & Managing Partner at Energea.

Since 2015, Mike has served as a Board Member of the Big Life Foundation, an organization dedicated to preserving over 1.6 million acres of wilderness in East Africa. Through community partnerships and conservation initiatives, Big Life protects the region's biodiversity and promotes sustainable practices.

From 2008 - 2017, Mike co-founded and served as the CEO of Greenskies Renewable Energy LLC, a leading provider of turnkey solar energy services. His expertise contributed to the development, financing, design, construction, and maintenance of solar projects across the United States. Notably, he was involved in solar installations on Target Corporation stores and distribution centers, as well as capped landfills throughout the northeast region of the U.S.

Mike's track record in renewable energy, his involvement in hundreds of solar projects worldwide, and his dedication to environmental sustainability position him as a driving force in the global effort to combat climate change.

Gray Reinhard

Gray is an experienced software engineer specializing in business intelligence tools across multiple industries. Early in Gray's career, he worked primarily in E-Commerce where he built and supported sites for over 20 brands including several Fortune 500 companies. From there, Gray moved into renewable energy where he developed the project management software for the country's largest commercial solar installer, Greenskies. This custom platform managed everything from sales and financing to the construction, maintenance, and performance monitoring of over 400 solar projects owned by the company.

Prior to joining Energea in January 2020, Gray served as the CTO of Dwell Optimal Inc. which assists businesses providing employees with travel accommodations.

Gray studied at Princeton University.

Isabella Mendonça

Isabella is a corporate lawyer with experience in cross-border M&A transactions and the drafting and negotiation of highly complex contracts and corporate acts in different sectors, such as energy, oil & gas and infrastructure. Isabella has previously worked as an attorney for Deloitte and Mayer Brown in Brazil, where she was an associate in the Energy Group, working in regulatory, contractual and corporate matters related to renewable energy project development.

From 2016 until she joined Energea, Isabella was an associate in the corporate and securities practice at Mayer Brown in the Rio de Janeiro office.

Isabella studied law at Fundacão Getulio Vargas, in Brazil and has a master's degree (LLM) from the University of Chicago.

Arthur Issa

Arthur Issa was one of the first employees at Energea, starting in May, 2018. Over the course of his career in Energea, has participated in the successful closing process of more than 100 MW worth of project installed capacity and their financial management, totaling an AUM of more than $100mm. Arthur is responsible for keeping track of all matters related to Corporate and Project Finance in Energea, through detailed financial modelling, reporting and cash flow management, maximizing efficiency in the company's decision-making process with reliable analytics Arthur has a B.S. in Production Engineering from University Candido Mendes in Rio de Janeiro, Brazil.

Tyler Hurlburt

From 2006 until he joined the Energea team, Tyler Hurlburt was a licensed Wealth Manager at Fortune 500 firms including Ameriprise, Prudential, Wells Fargo and TIAA. Tyler managed over $500M in client's assets in previous role at TIAA. He has over 20 years' experience within the financial service industry, as well as extensive experience in portfolio management, risk mitigation, tax, and estate planning. Tyler holds a MBA with honors from Saint Joseph's University.

Marta Coehlo

Since its inception in 2018, Marta Coelho has served as the Controller at Energea, bringing with her a wealth of experience and expertise in finance and accounting. As the Global Controller, Marta plays a crucial role in managing all financial aspects, including account management, taxation, and audits, for Energea's diverse range of operating entities and projects across Africa, Brazil, and the USA.

Dave Rutty

Dave is a highly experienced electrician with over 12 years of expertise in building and maintaining solar projects. At Energea, he plays a vital role in overseeing construction and maintenance processes across all markets. Dave's extensive experience brings a culture of expertise, meticulousness, and safety to our emerging markets.

From 2020 to 2022, Dave served as a Managing Partner at SRES, a solar contracting company based in the northeastern U.S. Prior to that, Dave was served as the Vice President of Operations and Maintenance at Greenskies Renewable Energy LLC.

Kathy Koser

Kathy is a pivotal manager at Energea, overseeing insurance, compliance, and human resources with exceptional skill. Kathy expertly evaluates insurance needs, formulates comprehensive policies, and collaborates with external providers to secure optimal coverage. Her deep understanding of compliance, particularly regarding Regulation A Tier II offerings, strengthens Energea's adherence to regulatory requirements. Additionally, Kathy's effective human resources management fosters a positive work environment, promoting productivity and employee satisfaction.

From 2018 to 2021, Kathy was an account associate and executive assistant for the sales team at RoomReady, an AV and technology services company.

Legal Proceedings Involving Executives and Directors

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company has been convicted of, or pleaded guilty or no contest to, any criminal matter, excluding traffic violations and other minor offenses.

Within the last five years, no Director, Executive Officer, or Significant Employee of the Company, no partnership of which an Executive Officer or Significant Employee was a general partner, and no corporation or other business association of which an Executive Officer or Significant Employee was an executive officer, has been a debtor in bankruptcy or any similar proceedings.

Other Solar Energy Funds

Energea Global, the Manager of the Company, is also the manager of three other funds formed to acquire and operate solar power projects:

·	Energea Portfolio 2 LLC, which was formed to acquire and operate projects located in Brazil with residential and small business customers.

·	Energea Portfolio 4 USA LLC, which was formed to acquire and operate projects located in the United States.

Both companies have conducted offerings under Regulation A, as illustrated by the following:

	Energea Portfolio 2 LLC	Energea Portfolio 4 USA LLC
Date of Qualification	08/13/2020	07/01/2021
Seeking to Raise	$75,000,000	$75,000,000
Raised Through 12/26/23	$11,923,332.92	$2,911,945.62
Solar Projects Acquired	Eleven	Four

Compensation of Directors and Executive Officers

Overview

Our Manager is compensated as follows:

·	They receive fees and other compensation, including for services provided;

·	They may invest alongside Investors and, if so, will receive the same distributions as Investors;

·	They receive the Promoted Interest; and

·	They receive interest on loans to the Company.

The Company itself does not have any employees or payroll. The executive officers and employees of our Manager are compensated directly by the Manager from the fees and Promoted Interest paid to the Manager by the Company.

Fees and Other Compensation

Type of Fee	Description
Reimbursement of Offering Expenses
The Company must reimburse the Manager for expenses the Manager incurs in connection with the Offering before the Offering Circular is qualified by the Securities and Exchange Commission.

As of the date of this offering circular, we estimate that those expenses will be approximately $60,000.

Asset Management Fees	The Manager will charge the Company a monthly asset management fee equal to 0.167% of the aggregate capital that has been invested in the Company.

Developer Fees
The Manager might originate and develop Projects that are acquired by the Company. If so, the Manager shall be entitled to compensation that is no greater than 5.0% of the Project's cost.

The amount of the developer fee will depend on the number of Projects the Manager develops for the Company and their cost. We cannot make a reasonable estimate at this time.

Interest on Loans
The Manager might lend to the Company to fund the acquisition or investment in Projects or for other purposes. Such a loan will bear interest at market rates.

The amount of interest will depend on the amount and term of any such loans.

O&M and Credit Management Services	Energea may provide O&M services to the Projects owned by the Company at market rates.

Co-Investment

The Manager and its affiliates might purchase Class A Investor Shares. If so, they will be entitled to the same distributions as other Investors. If such investment is made to facilitate the Company's acquisition of or investment in Projects before there are sufficient offering proceeds, the Manager will be entitled to redeem its Class A Investor Shares from additional offering proceeds as they are raised.

Promoted Interest

As described in "Calculating Distributions", the Manager is entitled to receive certain distributions from the Company that we refer to as the Manager's "Promoted Interest." How much money the Manager ultimately receives as a Promoted Interest depends on several factors, including:

·	The total returns the Company is able to achieve;

·	When those returns are achieved;

·	When the Company distributes money to Investors; and

·	The amount of expenses the Company incurs.

Reporting Compensation to Investors

No less than once per year, the Company will provide Investors with a detailed statement showing:

·	The fees paid to the Manager and its affiliates; and

·	Any transactions between the Company and the Manager or its affiliates.

In each case, the detailed statement will describe the services performed and the amount of compensation paid.

Stages of Development

The stages of the Company's organization, development, and operation, and the compensation paid by the Company to the Manager and its affiliates during each stage, are as follows:

Stage of Company	Compensation
Organization of Company	· Reimbursement of Expenses

Acquisition of Projects	· Asset Management Fee
· Developer Fee
· Interest on Loans (if applicable)

Operation of Projects	· Asset Management Fee
· Promoted Interest
· O&M Service Fees

Sale of Projects	· Asset Management Fee
· Promoted Interest

Security Ownership of Manager and Certain Securityholders

The individuals named below, as well as other employees of the Manager may own Class A Investor Shares that they purchased privately through the Platform in the same manner as any Investor.

The following table sets forth the approximate beneficial ownership of our Class A Investor Shares as of December 26, 2023, for each person or group that holds more than 10.0% of our Class A Investor Shares, and for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

Name of Beneficial Owner (1)(2)	Number of Shares Beneficially Owned	Amount and Nature of Beneficial Ownership Acquirable	Percent of All Shares
Energea Global LLC	4,606	N/A	0.2044%
Michael Silvestrini	1,903(3)	N/A	0.0844%
Christopher Sattler	1,395(3)	N/A	0.0618%
Gray Reinhard	8	N/A	0.0004%
All directors and executive officers of our Manager as a group (3 persons)	3,306	N/A	0.1466%
	-		-

(1)
Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.

(2)	Each listed beneficial owner, person or entity has an address in care of our principal executive offices at 52 Main Street, Chester, CT 06412.

(3)
Includes shares beneficially owned by Energea Global LLC, under the control of its Class A Shareholders. Notably, Michael Silvestrini and Chris Sattler, as the sole principal shareholders, hold 40.15% and 30.29% of the shares, respectively.

Interest of Management and Others in Certain Transactions

As of the date of this offering circular, the Company has entered into transactions with related parties in only circumstance:

·
Credit Advance: The Company entered into several credit advances from the Manager to accelerate the availability of capital needed to make certain small payments. These amounts are recorded as do-to/do-from transactions and no interest is charged to the Company for these advances.

The Company might enter into other transactions with related parties. If so, any compensation paid by the Company to the related party shall be (i) fair to the Company, and (ii) consistent with the transaction that would be paid to an unrelated party.

By "related party" we mean:

·	The Manager;

·	Any director, executive officer, or significant employee of the Company or the Manager;

·	Any person who has been nominated as a director of the Company or the Manager;

·	Any person who owns more than 10% of the voting power of the Company or the Manager; and

·	An immediate family member of any of the foregoing.

Securities Being Offered: the Class A Investor Shares

Description of Securities

The Company is offering up to $50,000,000 of Class A Investor Shares, which represents the value of the Class A Investor Shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $75.0 million. All of the rights and obligations associated with the Class A Investor Shares are set forth in:

·	The LLC Agreement, which can be found here; and

·	The Authorizing Resolution, which can be found here.

Price of Class A Investor Shares

The fixed price of Class A Investor Shares was determined by calculating the Net Asset Value ("NAV") of the Company and dividing the NAV by the total number of outstanding shares. The NAV is calculated as the Net Present Value ("NPV") of the Estimated Net Operating Income ("Estimated NOI") of the Company.

The Estimated NOI calculation begins with an estimation of revenue. Since the Company currently does not have any Contracts for the Sale of Environmental Commodities and since we do not anticipate and sale of any Project, revenue comes from Solar Leases. We estimate monthly energy produced by each Project using predictive software called PVsyst. PVsyst is a vital tool in the solar industry for designing, simulating, and analyzing the performance of photovoltaic systems. Its comprehensive features enable precise predictions of solar power generation ("kWh"), considering a wide range of variables and site-specific conditions. To estimate monthly revenue for each Project, the energy rate described in the Solar Lease ("Energy Rate") is multiplied by kWh throughout the term of the Solar Lease.

We then deduct all of the expected operating expenses at the Project and Company level (see "Our Operating Costs and Expenses") from the revenue. These expenses are fairly easy to estimate as they are either consistent and predictable (like a bank fee) or fixed by contract (like an Asset Management Agreement). By subtracting the estimated operating costs and expenses from the estimated revenue, we establish a monthly Estimated NOI. We then use an XIRR calculation to compute the NPV of that Estimated NOI using the IRR as the discount rate in the NPV equation. For example, if the Estimated NOI would result in a 12% IRR, we use 12% as the discount rate when calculating the NPV of the Estimated NOI.

Therefore, the NPV of the Estimated NOI using the IRR as the discount rate establishes the NPV of the Company. When we divided the NPV of the company by the number of outstanding Class A Investor Shares, we arrive at a price per share.

Voting Rights

Investors will have no right to vote or otherwise participate in the management of the Company. Instead, the Company will be managed by the Manager exclusively.

Limited Liability Company Agreement

The Company is governed by a Limited Liability Company Agreement dated March 12, 2021 (the "LLC Agreement"). A copy of the LLC Agreement can be found here. The Class A Investor Shares being offered were created by the Manager under an Authorizing Resolution pursuant to section 3.1 of the LLC Agreement. A copy of the Authorizing Resolution can be found here.

The LLC Agreement establishes Energea Global LLC, a Delaware limited liability company, as the Manager.

Summary of LLC Agreement and Authorizing Resolution

The following summarizes some of the key provisions of the LLC Agreement and the Authorizing Resolution. This summary is qualified in its entirety by the LLC Agreement itself, a copy of which can be found here, and by the Authorizing Resolution itself, a copy of which can be found here.

Formation and Ownership

The Company was formed in Delaware on March 11, 2021, pursuant to the Delaware Limited Liability Company Act.

Under the LLC Agreement, ownership interests in the Company are referred to as "Shares," while the owners, are referred to as "Investor Members."

Shares and Ownership

The Manager adopted the Authorizing Resolution to create the Class A Investor Shares. Any Investor who buys Class A Investor Shares in the Offering will be an "Investor Member" under the LLC Agreement.

The interests in the Company are denominated by 501,000,000 "Shares". The Manager may further divide the 500,000,000 Investor Shares into one or more series, by adopting one or more authorizing resolutions.

The Class A Investor Shares will be owned by Investors and are the subject of this Offering. By adopting other authorizing resolutions, the Manager may create, offer, and sell other series of Investor Shares in the future, which could have rights superior to the rights of the Class A Investor Shares.

Management

The Manager has complete discretion over all aspects of the business conducted by the Company. For example, the Manager may (i) create classes of Investor Shares with such terms and conditions as the Manager may determine in its sole discretion; (ii) issue Shares to any person for such consideration as the Manager maybe determine in its sole discretion, and admit such persons to the Company as Investor Members; (iii) engage the services of third parties to perform services on behalf of the Company; (iv) enter into one or more joint ventures; (v) purchase, lease, sell, or otherwise dispose of real estate and other assets, in the ordinary course of business or otherwise; (vi) enter into leases and any other contracts of any kind; (vii) incur indebtedness on behalf of the Company, whether to banks or other lenders; (viii) determine the amount of the Company's Available Cash and the timing and amount of distributions to Members; (ix) determine the information to be provided to the Members; (x) grant mortgages, liens, and other encumbrances on the Company's assets; (xi) make all elections under the Code and the provisions of State and local tax laws; (xiii) file a petition in bankruptcy; (xiv) discontinue the business of the Company; and (xv) dissolve the Company.

Investors who purchase Class A Investor Shares will not have any right to vote on any issue other than certain amendments to the LLC Agreement, or to remove the Manager.

The Manager can be removed for "cause" under a procedure set forth in section 5.6 of the LLC Agreement.

The term "cause" includes:

·	An uncured breach of the LLC Agreement by the Manager; or

·	The bankruptcy of the Manager; or

·	Certain misconduct on the part of the Manager, if the individual responsible for the misconduct is not terminated.

A vote to remove the Manager for cause must be approved by Investor Members owning at least seventy five percent (75%) of the outstanding Class A Investor Shares. Whether "cause" exists would then be decided in arbitration proceedings conducted under the rules of the American Arbitration Association, rather than in a court proceeding.

These provisions are binding on every person who acquires Class A Investor Shares, including those who acquire Class A Investor Shares from a third party, i.e., not from the Company.

Exculpation and Indemnification of Manager

The LLC Agreement protects the Manager and its employees and affiliates from lawsuits brought by Investors. For example, it provides that the Manager will not be liable to the Company for mistakes, errors in judgment, or other acts or omissions (failures to act) as long as the act or omission was not the result of the Manager's fraud or willful misconduct under the LLC Agreement. This limitation on the liability of the Manager and other parties is referred to as "exculpation."

The LLC Agreement also requires the Company to indemnify (reimburse) the Manager, its affiliates, and certain other parties from losses, liabilities, and expenses they incur in performing their duties. For example, if a third party sues the Manager on a matter related to the Company's business, the Company would be required to indemnify the Manager for any losses or expenses it incurs in connection with the lawsuit, including attorneys' fees. However, if it is judicially determined that such Manager is not entitled to be exculpated under the standard described in the preceding paragraph by the LLC Agreement, such Manager shall promptly reimburse the Company for any reimbursed or advanced expenses.

Notwithstanding the foregoing, no exculpation or indemnification is permitted to the extent such exculpation or indemnification would be inconsistent with the requirements of federal or state securities laws or other applicable law.

The detailed rules for exculpation and indemnification are set forth in section 6.2 of the LLC Agreement.

Obligation to Contribute Capital

Once an Investor pays for his, her, or its Class A Investor Shares, he, she, or it will not be required to make any further contributions to the Company. However, if an Investor has wrongfully received a distribution, he, she, or it might have to pay it back.

Personal Liability

No Investor will be personally liable for any of the debts or obligations of the Company.

Distributions

The manner in which the Company will distribute its available cash is described in "Securities Being Offered - Calculating Distributions".

Transfers and First Right of Refusal

In general, Investors may freely transfer their Class A Investor Shares. However, if an Investor wants to sell Class A Investor Shares, the Investor may only offer the Class A Investor Shares to the Manager via the Platform. The Manager generally has a first right of refusal to purchase Class A Investor Shares pursuant to Article 8 of the LLC Agreement.

Death, Disability, Etc.

If an Investor who is a human being (as opposed to an Investor that is a legal entity) should die or become incapacitated, the Investor or his, her or its successors will continue to own the Investor's Class A Investor Shares.

Fees to Manager and Affiliates

The Company will pay certain management fees and other fees to the Manager, as summarized in "Compensation of Directors and Executive Officers".

Mandatory Redemptions

The Manager may require an Investor to sell his, her, or its Class A Investor Shares back to the Company:

·
If the Investor is an entity governed by the Employee Retirement Income Security Act of 1974, Code section 4975, or any similar Federal, State, or local law, and the Manager determines that all or any portion of the assets of the Company would, in the absence of the redemption, more likely than not be treated as "plan assets" or otherwise become subject to such laws.

·	If the Manager determines that the Investor has engaged in certain misconduct described in the LLC Agreement.

If an Investor's Class A Investor Shares are purchased by the Company as provided above, the price will be equal to 90% of the then-current value of such Class A Investor Shares as determined by the Company in accordance with the Financial Model.

The purchase price will be paid by wire transfer or other immediately available funds.

"Drag-Along" Right

If the Manager wants to sell the business conducted by the Company, it may affect the transaction as a sale of the Project owned by the Company or as a sale of all the Shares in the Company. In the latter case, Investors will be required to sell their Class A Investor Shares as directed by the Manager, receiving the same amount they would have received had the transaction been structured as a sale of assets.

Electronic Delivery

All documents, including all tax-related documents, will be transmitted by the Company to Investors via email and/or through the Platform.

Amendment

The Manager may amend the LLC Agreement unilaterally (that is, without the consent of anyone else) for a variety of purposes, including to:

·	Cure ambiguities or inconsistencies in the LLC Agreement;

·	Add to its own obligations or responsibilities;

·	Conform to this Offering Circular;

·	Comply with any law;

·	Ensure that the Company isn't treated as an "investment company" within the meaning of the Investment Company Act of 1940;

·	Do anything else that could not reasonably be expected to have, an adverse effect on Investors

An amendment that has, or could reasonably be expected to have, an adverse effect on Investors, requires the consent of the Manager and Investors holding a majority of the Class A Investor Shares.

An amendment that would require an Investor to make additional capital contributions, delete or modify any amendments listed in Section 11.3 of the LLCA or impose personal liability on an Investor requires the consent of the Manager and each affected Investor.

Information Rights

Within a reasonable period after the end of each fiscal year of the Company, the Manager will provide Investors with (i) a statement showing in reasonable detail the computation of the amount distributed, and the manner in which it was distributed (ii) a balance sheet of the Company, (iii) a statement of income and expenses, and (iv) such additional information as may be required by law. The financial statements of the Company need not be audited by an independent certified public accounting firm unless the Manager so elects or the law so requires.

As a "tier 2" issuer under Regulation A, the Company will also be required to provide investors with additional information on an ongoing basis, including annual audited financial statements, annual reports filed on SEC Form 1-K, semiannual reports filed on SEC Form 1-SA, special financial reports filed on SEC Form 1-K, and current reports on SEC Form 1-U. If, however, our Class A Investor Shares are held "of record" by fewer than 300 persons, these reporting obligations could be terminated.

A Member's right to see additional information or inspect the books and records of the Company is limited by the LLC Agreement.

Distributions in Liquidation

Distributions made in liquidation of the Company will be made in the manner described "Calculating Distributions", depending on whether the distributions consist of ordinary operating cash flow or net capital proceeds.

Preemptive Rights

The holders of the Class A Investor Shares will not have preemptive rights. That means that if the Company decides to issue securities in the future, the holders of the Class A Investor Shares will not have any special right to buy those securities.

Liability to Make Additional Contributions

Once an Investor pays for his, her, or its Class A Investor Shares, the Investor will have no obligation to make further contributions to the Company. However, there could be circumstances where an Investor who has received distributions with respect to his, her, or its Class A Investor Shares is required to return part or all of the distribution.

Withholding

In some situations, the Manager might be required by law to withhold taxes and/or other amounts from distributions made to Investors. The amount we withhold will still be treated as part of the distribution. For example, if we distribute $100 to an Investor and are required to withhold $10 in taxes, for our purposes the Investor will be treated as having received a distribution of $100 even though only $90 was deposited in the Investor's bank account.

No Guarantee

The Company can only distribute as much money as the Company has available for distributions. There is no guarantee that the Company will have enough money, after paying expenses, to distribute enough to pay a positive return to Investors or even to return all their invested capital.

Limited Right of Redemption

There is a mandatory three-year investment hold period applied to all purchases of Class A Investor Shares. This period is integral to our operational strategy, enabling the effective management of cash flows dedicated to funding our Projects while simultaneously optimizing returns for all Investors. Upon the conclusion of this three -year term, Investors will have the option to list their shares for sale directly on the Platform. Subsequently, all newly acquired investments will be allocated to fulfill sell requests.

However, we acknowledge that life's unpredictability may necessitate deviations from established plans. Hence, we offer investors the option to divest their shares prior to the end of the three-year hold period, subject to a 5% penalty assessed on the fixed share price at the time of the redemption request. This provision underscores our commitment to providing flexibility and liquidity to investors confronting unforeseen circumstances while ensuring the overall stability of the Company.

Upon receipt of a redemption request, via the Platform, the Manager shall use commercially reasonable efforts to arrange for the purchase, although there is no guaranty that the necessary funds will be available or that a buyer can be found. If the Manager is not able to purchase or arrange for the purchase of the Class A Investor Shares, the Investor may either rescind or maintain the request.

We note that any shares awarded after submitting your redemption request will not be included in the redemption request. Additionally, any promotional share bonuses earned from the Energea referral program after your request is submitted will also not be included in this redemption request. If you wish to redeem additional shares earned after submitting your request, you will need to submit another redemption request once the bonus share transaction has settled.

When you request to sell your shares, we will prioritize the sale of shares on a first-requested, first-sold basis. However, to safeguard the entire Energea investor community, we may pause the sale of investor shares and prioritize the sale of natural shares during periods where selling investor shares could potentially impact the overall performance of the portfolio. Such situations may arise when capital is required to complete a project, and selling shares would cause construction delays.

Under normal market conditions, we strive to facilitate regular share sales for investors. However, during periods of extreme economic uncertainty or sudden downturns, we reserve the right to temporarily suspend or limit the sale of shares in order to protect the interests of all Investors.

For additional context, below are the terms and conditions of the limited right of redemption currently being offered by the Company on the Platform:

Please be aware that any liquidity events will be reported to the Internal Revenue Service and may be subject to taxation. The Manager does not provide tax advice, so if an Investor has questions regarding the potential tax consequences of redeeming their shares, we recommend consulting a financial advisor or tax professional before proceeding.

In seeking to accommodate a request of redemption from an Investor, the Manager is not required to do any of the following:

·	Buy the Class A Investor Shares for its own account;

·	Contribute money to buy the Class A Investor Shares;

·	Borrow money or dispose of assets; or

·	Take any other action the Manager believes would be adverse to the interests of the Company, itself or its other Investors.

If an Investor's Class A Investor Shares are purchased pursuant to a redemption request, the price will be determined by the Financial Model.

If more than one Investor asks the Manager to purchase or arrange for the purchase of Class A Investor Shares, the Manager will consider the requests in the order received.

Rights of Common Shares

Immediately following the Offering the Company will have two classes of securities outstanding: Class A Investor Shares and Common Shares. Investors will own all the Class A Investor Shares while the Manager will own all the Common Shares. The principal rights associated with the Common Shares are as follows:

·	Distributions: As the holder of the Common Shares, the Manager will be entitled to the distributions described above.

·	Voting Rights: The Common Shares will have no voting rights per se. However, the Manager, in its capacity as the manager of the Company, will control the Company.

·	Obligation to Contribute Capital: Holders of the Common Shares will have no obligation to contribute capital to the Company.

·	Redemptions: Holders of the Common Shares will have no right to have Common Shares.

How To Invest

To buy Class A Investor Shares, go to the Platform and follow the instructions. You will be asked for certain information about yourself, including:

·	Your name and address

·	Your email address

·	Your social security number (for tax reporting purposes)

·	Whether you are an "accredited investor"

·	If you not an accredited investor, your income and net worth

You will also be asked to sign an Investment Agreement, a copy of which is available here.

The minimum investment is $100. You will pay for your Class A Investor Shares using one of the options described on the Platform.

The information you submit, including your signed Investment Agreement, is called your "subscription." The Manager will review your subscription and decide whether to accept it. The Manager has the right to accept or reject subscriptions in our sole discretion, for any reason or for no reason.

When you invest, your money will be held in an escrow account with a third party until your subscription is reviewed and the Manager decides whether to accept it. When and if the Manager confirms that your subscription is complete and decided to accept your subscription, the Manager will release your money from the escrow account to the Company.

Once the Manager has accepted your subscription, you will be notified by email and the investment process will be complete. The Manager will also notify you by email if it does not accept your subscription, although it might not explain why.

You will not be issued a paper certificate representing your Class A Investor Shares.

Anyone can buy Class A Investor Shares. The Manager does not intend to limit investment to people with a certain income level or net worth, although there are limits on how much non-accredited investors may invest in this Offering.

Limit On The Amount A Non-accredited Investor Can Invest

As long as an Investor is at least 18 years old, they can invest in this Offering. But if the Investor not an "accredited" investor, the amount they can invest is limited by law.

Under 17 CFR §230.501, a regulation issued by the Securities and Exchange Commission, the term "accredited investor" means:

·
A natural person who has individual net worth, or joint net worth with the person's spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;

·
A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;

·	A trust with assets in excess of $5 million, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person;

·	A business in which all the equity owners are accredited investors;

·
An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;

·	A bank, insurance company, registered investment company, business development company, or small business investment company;

·	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million; and

·	A director, executive officer, or general partner of the company selling the securities, or any director, executive officer, or general partner of a general partner of that issuer.

If the Investor falls within any of those categories, then the Investor can invest any amount permitted on the Platform. If the Investor does not fall within any of those categories, then the most they can invest in this Offering is the great of:

·	10% of their annual income; or

·	10% of their net worth.

These limits are imposed by law, not by the Company.

The Company will determine whether an Investor is accredited when he, she, or it creates an account on the Platform.

Additional Information

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Upon the qualification of the offering statement, we will be subject to the informational reporting requirements that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports, and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

The information incorporated by reference herein is an important part of the offering statement and this offering circular. The following documents previously filed with the SEC are incorporated by reference into the offering statement and this offering circular:

·	our Current Reports for 2023 on Form 1-U filed with the SEC on January 6, 2023, September 28, 2023, November 27, 2023, and November 27, 2023

·	the Company's Annual Report for the fiscal year ended December 31, 2022 on Form 1-K

·	the Company's Semi-Annual Report for the semi-annual period ended June 30, 2023 on Form 1-SA

You may review these filings on our website and may also request a copy of these filings at no cost, by contacting us at:

ENERGEA PORTFOLIO 3 AFRICA LLC
52 Main Street
Chester, CT 06412
www.energea.com
(860)-316-7466

So long as we remain subject to the periodic reporting requirements of Regulation A, within 120 days after the end of each fiscal year we will file on the SEC's EDGAR website an annual report on Form 1-K. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to investors.

We also maintain a website at www.energea.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

Independent Auditors Report

To the Members of
Energea Portfolio 3 Africa LLC

Opinion
We have audited the accompanying financial statements of Energea Portfolio 3 Africa LLC (the "Company"), which comprise the balance sheets as of December 31, 2022 and 2021, and the related statements of operations, changes in members' equity, and cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Energea Portfolio 3 Africa LLC as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with generally accepted auditing standards, we:
•       Exercise professional judgment and maintain professional skepticism throughout the audit.
•       Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•       Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•       Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•       Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.
Hartford, Connecticut
April 28, 2023

Consolidated Balance Sheet

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021
Assets
Current assets:
Cash and cash equivalents	$ 6,907	$ 103,437
Other current assets	26,797	250
Total current assets	33,704	103,687

Investments in solar energy projects	931,343	157,334

Total assets	$ 965,047	$ 261,021

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 3,085	$ 41,722
Due to related entity	14,500	61,027

Total liabilities	17,585	102,749

Members' equity	947,462	158,272

Total liabilities and stockholders' equity	$ 965,047	$ 261,021

Consolidated Statements of Operations

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Revenue	$ 13,040	$ 572

Portfolio operating expenses:
Professional fees	11,415	5,720
Other general and administrative expenses	7,445	17,957
Total portfolio operating expenses	18,860	23,677

Net Loss	$ (5,820)	$ (23,105)

Consolidated Statements of Changes in Members Equity

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	Common Shares		Investor Shares		Managing Member Equity	Total Members' Equity
	Shares	Amount	Shares	Amount

Members' equity, March 11, 2021 (Inception)	-	$ -	-	$ -	$ -	$ -

Issuance of investor shares, net of issuance costs of $37,250		-	211,367	181,949	-	181,949
Issuance of common shares	1,000,000	-	-	-	-
Non-dividend distributions	-	-	-	(572)	-	(572)
Net loss	-	-	-	-	(23,105)	(23,105)

Members' equity, December 31, 2021	1,000,000	-	211,367	181,377	(23,105)	158,272

Issuance of investor shares	-	-	731,822	808,673	-	808,673
Non-dividend distributions	-	-	-	(13,663)	-	(13,663)
Net loss	-	-	-	-	(5,820)	(5,820)

Members' equity, December 31, 2022	1,000,000	$ -	943,189	$ 976,387	$ (28,925)	$ 947,462

Consolidated Statements of Cash Flow

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

	2022	2021

Cash flows from operating activities:
Net loss	$ (5,820)	$ (23,105)
Changes in assets and liabilities:
Other current assets	(26,547)	(250)
Accounts payable and accrued expenses	(38,637)	41,722
Due to related entities	(46,527)	61,027
Total cash flows from operating activities	(117,531)	79,394

Cash flows from investing activities:
Investments in solar energy projects	(774,009)	(157,334)

Cash flows from financing activities:
Proceeds from issuance of investor shares	808,673	219,199
Investor shares issuance costs	-	(37,250)
Non-dividend distributions	(13,663)	(572)
Total cash flows from financing activities	795,010	181,377

(Decrease)/increase in cash	(96,530)	103,437

Cash at the beginning of the period	103,437	-

Cash at the end of the period	$ 6,907	$ 103,437

Notes to Financial Statements
The accompanying notes are an integral part of the consolidated financial statements.

For the year ended December 31, 2022 and the period March 11, 2021 (date of inception) to December 31, 2021

Note 1: Organization, Operations and Summary of Significant Accounting Policies

Business organization and operations

Energea Portfolio 3 Africa LLC is a Delaware Limited Liability Corporation (the "Company") formed to invest in a portfolio of solar energy projects in Africa. The Company is managed by Energea Global LLC (the "Manager"). The Company works in close cooperation with stakeholders, project hosts, industry partners and capital providers to produce best-in-class results. The Company commenced operations on March 11, 2021.

The Company's activities are subject to significant risks and uncertainties, including the inability to secure funding to develop its portfolio. The Company's operations have been, and will be, funded by the issuance of membership interests. There can be no assurance that any of these strategies will be achieved on terms attractive to the Company. During 2021, the Company initiated a Regulation A Offering for the purpose of raising capital to fund ongoing project development activities. The Company is offering to sell equity interests designated as Investor Shares to the public for up to $75,000,000. The initial price of the Investor Shares sold in 2022 was $1.00. To date, the Company has invested into eight projects. Through December 31, 2022, the Company has raised $990,622, net of $37,250 share issuance costs, from the offering.

In some cases, the Company may purchase an entire project and in other cases, it may purchase fractional shares of a project through its relationship with The Sun Exchange (SA) Bewind Trust ("Sun-Ex") ("solar cells"). When the Company purchases solar cells of a project, the Company maintains control over the entire project through a series of negative covenants that give the Company control of financing, selling, or replacing the asset manager of the entire project, even though the Company may only own a small portion of outstanding solar cells that comprise the project.

Basis of presentation

The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America ("US GAAP").

Use of estimates

The preparation of the financial statement in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statement. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits at commercial banks and short-term cash equivalents with original maturities of 90 days or less.

Revenue recognition

Revenue is recognized when the Cash Available for Distributions ("CAFD") is received from the project trust.

Income taxes

The Company has elected to be taxed as a C-Corporation for Federal, State, and local income tax reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2022 and 2021, deferred taxes of $7,788 and $6,221, respectively, have been fully reserved by a valuation allowance. Any income taxes currently due are not material to the consolidated financial statements for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021

The Company also concluded that there are no uncertain tax positions that would require recognition in the consolidated financial statements. Interest on any income tax liability is reported as interest expense and penalties on any income tax liability are reported as income taxes. The Company's conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analysis of tax laws, regulations and interpretations thereof, as well as other factors.

Foreign Currency Exchange Transactions

Revenue is transacted in the local currency, South African Rand (R$), and are recorded in U.S. dollars translated using the average exchange rate for the period. Realized exchange gains and losses are netted against revenue on the accompanying statement of operations. Realized translation gains/(losses) for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021 were $(1,916) and $44, respectively.

Extended Transition Period

Under Section 107 of the Jumpstart Our Business Startups Act of 2012, the Company is permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits the Company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, these consolidated financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.

Subsequent events

In connection with the preparation of the financial statements, the Company monitored and evaluated subsequent events and transactions through April 30, 2023, the date on which the financial statements were available to be issued. Since December 31, 2022, the Company has completed the construction of the Connaught Business Park and Baysville School of Skills, both of which have begun generating revenue.

Note 2: Investments in Solar Energy Projects

On November 29, 2021, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in the project Anchor Foods for an aggregate purchase price of $109,334. The balance is carried at cost on the balance sheet.

On March 20, 2021, the Company entered into a cell owner agreement with Sun-Ex for 1.74% of the cell units in the project Nhimbe Fresh Packhouse & Cold Store for an aggregate purchase price of $24,631. The balance is carried at cost on the balance sheet.

On April 3, 2021, the Company entered into a cell owner agreement with Sun-Ex for 6.72% of the cell units in project SPAR Lulekani for an aggregate purchase price of $23,369. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project CPOA Trianon Retirement Village for an aggregate purchase price of $163,624. The balance is carried at cost on the balance sheet.

On May 31, 2022, the Company entered into a cell owner agreement with Sun-Ex for 46.39% of the cell units in project CPOA Avondrust Court for an aggregate purchase price of $99,025. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 25.98% of the cell units in project Baysville School of Skills for an aggregate purchase price of $25,000. The balance is carried at cost on the balance sheet.

On September 9, 2022, the Company entered into a cell owner agreement with Sun-Ex for 74.54% of the cell units in project Zandvliet Care Facility for an aggregate purchase price of $74,999. The balance is carried at cost on the balance sheet.

On December 1, 2022, the Company entered into a cell owner agreement with Sun-Ex for 100% of the cell units in project Connaught Business Park for an aggregate purchase price of $411,361. The balance is carried at cost on the balance sheet.

Note 3: Related Party Transactions

The Company may borrow from the Manager, without interest, from time to time. The purpose of the related party transactions is for reimbursement for startup costs, cash flow shortfalls, capital needed to complete investments in Projects and loans used for dividend recapitalization to make distributions in advance of receiving payments from Customers. As of December 31, 2022 and 2021, the Company had $14,500 and $61,027, respectively, payable to the Manager, which is included in due to related entity on the accompanying balance sheets.

Note 4: Members' Equity

Common Shares

The Company authorized 1,000,000 common shares, which as of December 31, 2022 and 2021, 1,000,000 are issued and outstanding. The shares represent membership interests in the Company.

Investor Shares

The Company authorized 19,000,000 investor shares, which as of December 31, 2022 and 2021, 943,189 and 211,367, respectively are issued and outstanding. The shares represent membership interests in the Company.

Note 5: Income Taxes

The provision for income tax expense for the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021 consists of the following:

	2022	2021
Current	$ -	$ -
Deferred	-	-
Provision for Income Tax Expense	$ -	$ -

Significant components of the Company's deferred income tax assets and liabilities are as follows at December 31, 2022 and 2021:

	2022	2021
Deferred tax asset
Net Operating Loss	$ 7,788	$ 6,221
Valuation Allowance	(7,788)	(6,221)
Total	-	-

Deferred tax liability	-	-

Net deferred tax asset/(liability)	$ -	$ -

As of December 31, 2022 and 2021, the Company has total net operating loss carryovers of $28,925 and $23,105, respectively, which will expire at various dates. The Company is subject to tax in U.S.

	2022	2021
Income tax at statutory rate	$ (1,222)	$ (4,852)
State income taxes, net of federal benefit	(345)	(1,369)
Change in VA	1,567	6,221
	$ -	$ -

Effective tax rate	21%	21%

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022 and the period of March 11, 2021 (date of inception) to December 31, 2021, the change in valuation allowance was $1,567 and $6,221, respectively. As of December 31, 2022 and 2021, the valuation allowance was $7,788 and $6,221, respectively.

Glossary of Certain Defined Terms

Adjusted Operating Cash Flow	For each Project, the actual estimated monthly operating cash flows reduced by a fixed percentage to yield an internal rate of return of 6% for the Project.
Advisers Act	Investment Advisers Act of 1940.
Asset Management Agreements	The contract whereby the Company or Holdco will hire a third party to operate and maintain the Projects.
Authorizing Resolution	The authorization adopted by the Manager pursuant to the LLC Agreement that created the Class A Investor Shares.
Blue Sky Law	State securities regulations.
CAFD	Cash available for distribution.
Class A Investor Shares	The limited liability company interests in the Company being offered to Investors in this Offering.
Code	The Internal Revenue Code of 1986, as amended (i.e., the Federal tax code).
Company	Energea Portfolio 3 Africa LLC, a Delaware limited liability company, which is offering to sell Class A Investor Shares in this Offering.
Construction Contract	The contract whereby the Company or Holdco will hire a third party to provide to provide engineering, procurement, and construction services for a Project.
Customer	Offtaker of electricity and environmental commodities.
DERMS	Distributed Energy Resource Management Systems.
Development Company	A company focused on acquiring and/or developing solar power projects.
Energea Global	Energea Global LLC, a Delaware limited liability company, which is owned by Michael Silvestrini and Chris Sattler and serves as the Manager.
Energy Rate	The price per kWh
Estimated NOI	Estimated Net Operating Income.
Exchange Act	The Securities Exchange Act of 1934.
Financial Model	The financial model prepared by the Manager for each Project, projecting all the costs and distributions of the Project.
GILTI	General Intangible Low-Tax Income.
Holdco	A South African Limited Liability Company we created to own and operate the Projects, and a wholly owned subsidiary of the Company.
Investment Committee	A multi-disciplinary committee of experienced renewable energy executives of the Manager whom approve Projects for investment.
Investor	Anyone who purchases Class A Shares in the Offering.
Investor Services Agreement	The agreement between the Company and Sun Exchange captioned "Investor Services Agreement."
IRR	Internal rate of return.
JOBS Act	Jumpstart Our Business Startups Act of 2012
kWh	A single, billable unit of energy generated by a Project
LLC Agreement	The Company's Limited Liability Company Agreement dated March 21, 2021.
Manager	Energea Global LLC, a Delaware limited liability company.
Manager Shares	The limited liability company interests in the Company that will be owned by the Manager.
NAV	Net Asset Value
NPV	Net Present Value
Offering	The offering of Class A Investor Shares to the public pursuant to this Offering Circular.
Offering Circular	The Offering Circular you are reading right now, which includes information about the Company and the Offering.
Platform	The Manager's website: www.energea.com
Power Purchase Agreement	Term used for the contract that Customers sign in the Solar Lease.
Preferred Return	Distributions from revenue generated.
Prior Offering	Energea Portfolio 3 Africa LLC's initial offering qualified on August 2, 2021.
Project	A solar power product in which the Company invests.
Project Maintenance Contract	Term used for the contract signed during the Asset Management Agreement.
Promoted Interest	The right of the Manager to receive distributions under the LLC Agreement, over and above its right to receive distributions in its capacity as an Investor.
Purchase and Sale Agreement	The contract whereby the Company or Holdco will use to purchase a project from a seller/Development Company.
Regulations	Regulations issued under the Code by the Internal Revenue Service.
Regulation A	Regulation A of the Securities Act of 1933 is an exemption from registration requirements for public offerings.
SEC	The U.S. Securities and Exchange Commission.
Securities Act	The Securities Act of 1933.
Solar Lease	The agreement signed by the Customer to purchase the electricity produced by the Project.
Sun Exchange	Sun Exchange, Ltd., a company organized under the laws of South Africa.
USD	United States dollars.
U.S. GAAP	United States generally accepted accounting principles
ZAR	South African rand (currency).

PART III - Exhibits

Index to Exhibits and Description of Exhibits

Exhibit 1A-2A	Certificate of Formation of the Company filed with the Delaware Secretary of State on March 11, 2021.
Exhibit 1A-2B	Limited Liability Company Agreement of the Company dated April 30, 2021.
Exhibit 1A-2C	Authorizing Resolution of the Company dated April 30, 2021.
Exhibit 1A-4	Form of Investment Agreement.
Exhibit 1A-6A	Investor Services Agreement between the Company and Sun Exchange.
Exhibit 1A-6B	Cell Owner Agreement between the Company and the Trust.
Exhibit 1A-11	Consent of Independent Auditor. (Inception)
Exhibit 1A-12	Legal opinion of Lex Nova Law LLC.
Exhibit 1A-15.1	Offering Circular dated June 28, 2021 and filed pursuant to Rule 252(d).
Exhibit 1A-11	Consent of Independent Auditor (2023)
Exhibit 1A-11.2	Consent of Goodwin Procter (included in Exhibit 12)*
Exhibit 1A-12	Legal opinion Goodwin Procter*
* to be filed by amendment

Signatures

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chester, State of Connecticut, on December 26, 2023.

Energea Portfolio 3 Africa LLC

By: Energea Global LLC

By /s/ MICHAEL SILVESTRINI
Name: Michael Silvestrini
Title: Co-Founder and Managing Partner

This offering statement has been signed by the following person in the capacities and on the date indicated.

By /s/ MICHAEL SILVESTRINI
Name: Mike Silvestrini
Title: Co-Founder and Managing Partner of Energea Global LLC (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

Date: December 26, 2023